EXHIBIT 10.6

ASTON ASSET MANAGEMENT LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF APRIL 20, 2006

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TABLE OF CONTENTS

(continued)
		Page
ARTICLE V	TRANSFER OF LLC INTERESTS BY NON-MANAGER MEMBERS; RESIGNATION, REDEMPTION AND WITHDRAWAL BY NON-MANAGER MEMBERS; ADMISSION OF ADDITIONAL NON-MANAGER MEMBERS	46
Section 5.1.	Transferability of Interests	46
Section 5.2.	Substitute Non-Manager Members	48
Section 5.3.	Allocation of Distributions Between Transferor and Transferee; Successor to Capital Accounts	49
Section 5.4.	Resignation, Redemptions and Withdrawals	49
Section 5.5.	Issuance of Additional LLC Interests	49
Section 5.6.	Additional Requirements for Transfer or for Issuance	50
Section 5.7.	Registration of LLC Interests	50
Section 5.8.	Representation of Members	51
Section 5.9.	Conversion of Series B LLC Interests	51

ARTICLE VI	TRANSFER OF LLC INTERESTS BY THE MANAGER MEMBER; REDEMPTION, REMOVAL AND WITHDRAWAL	52
Section 6.1.	Transferability of Interest	52
Section 6.2.	Resignation, Redemption, and Withdrawal	53

ARTICLE VII	DISSOLUTION AND TERMINATION	53
Section 7.1.	No Dissolution	53
Section 7.2.	Events of Dissolution	54
Section 7.3.	Notice of Dissolution	54
Section 7.4.	Liquidation	54
Section 7.5.	Termination	54
Section 7.6.	Claims of the Members	54

ARTICLE VIII	RECORDS AND REPORTS	54
Section 8.1.	Books and Records	54
Section 8.2.	Accounting	55
Section 8.3.	Financial and Compliance Reports	55
Section 8.4.	Meetings	56
Section 8.5.	Tax Matters	56

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TABLE OF CONTENTS

(continued)

EXHIBITS

Exhibit A	-	Form of Promissory Note for Repurchases

SCHEDULES

Schedule A	-	LLC Units and Capital Contributions
Schedule B	-	Retirement

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ASTON ASSET MANAGEMENT LLC
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Aston Asset Management LLC (the “LLC”) is made and entered into as of April 20, 2006 (the “Effective Time"), by and among the Persons identified as the Manager Member and the Non-Manager Members on Schedule A attached hereto as members of the LLC, and the Persons who become members of the LLC in accordance with the provisions hereof.

WHEREAS, a limited liability company has been formed pursuant to the Delaware Limited Liability Company Act, 6 Del. C§ 18-101, et seq., as it may be amended from time to time and any successor to such Act (the “Act”), by filing a Certificate of Formation of the LLC with the office of the Secretary of State of the State of Delaware on April 19, 2006, and entering into a Limited Liability Company Agreement of the LLC, dated as of April 19, 2006;

WHEREAS, the parties hereto desire to amend and restate the Limited Liability Company Agreement of the LLC as of the date hereof in its entirety as herein set forth, such amendment and restatement to become effective as of, and subject to, the Effective Time;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“1940 Act” shall mean the Investment Company Act of 1940, as it may be amended from time to time, and any successor to such act.

“Act” shall have the meaning specified in the recitals hereto.

“Additional Non-Manager Members” shall have the meaning specified in Section 5.5 hereof.

“Advisers Act” shall mean the Investment Advisers Act of 1940, as it may be amended from time to time, and any successor to such act.

“Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directly or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to (a) vote twenty-five percent (25%) or more of the outstanding voting securities of such person or entity, or (b) otherwise direct the management or policies of such person or entity by contract or otherwise (other than solely as a director of a corporation (or similar entity) that has five (5) or more directors). For purposes of this Agreement, the LLC is not an Affiliate of any Member.

“Agreement” shall have the meaning specified in the preamble hereto.

“Applicable Aggregate Non-Manager Member Allocation Percentage” shall mean, as of the date of any transaction described in Section 4.2(e) hereof, the quotient (expressed as a percentage) obtained by dividing (i) the aggregate number of LLC Units held by the Non-Manager Members as of the date of such transaction by (ii) the number of LLC Units outstanding as of the date of such transaction.

“Applicable Cash Flow” shall have the meaning specified in Section 3.10(c)(i)(B) hereof.

“Applicable Fraction” shall have the meaning specified in Section 3.10(c)(i)(C) hereof.

“Applicable Manager Member Allocation Percentage” shall mean, as of the date of any transaction described in Section 4.2(e) hereof, the quotient (expressed as a percentage) obtained by dividing (i) the aggregate number of LLC Units held by the Manager Member and its Affiliates as of the date of such transaction by (ii) the number of LLC Units outstanding as of the date of such transaction.

“Asserted Liability” shall have the meaning specified in Section 9.5(a) hereof.

“Base Owners’ Allocation” shall mean, for any period, the Owners’ Allocation for that period minus the Performance Owners’ Allocation (if any) for that period (determined on an accrual basis in accordance with GAAP consistently applied).

“Capital Account” shall mean the capital account maintained by the LLC with respect to each Member in accordance with the capital accounting rules described in Section 4.2 hereof.

“Capital Contribution” shall mean, as to each Member, the amount of money and/or the agreed fair market value of any property (net of any liabilities encumbering such property that the LLC is considered to assume or take subject to) contributed to the capital of the LLC by such Member.

“Carrying Value” shall mean, with respect to any LLC asset, the asset’s adjusted basis for federal income tax purposes, except that the Carrying Values of all LLC assets shall be adjusted to equal their respective Fair Market Values in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (a) the date of the acquisition of any additional LLC Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of LLC property (other than a pro rata distribution) to a Member; or (c) the date of the termination of the LLC under Section 708(b)(1)(B) of the Code, provided that adjustments pursuant to clauses (a) and (b) above shall be made only if the Manager Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Carrying Value of any LLC asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its Fair Market Value.

“Certificate” shall mean the Certificate of Formation of the LLC filed under the Act, as the same may be amended and/or restated from time to time in accordance with the terms hereof.

“Claims Notice” shall have the meaning specified in Section 9.5(a) hereof.

“Client” shall mean all Past Clients, Present Clients and Potential Clients, subject to the following general rules: (i) with respect to each Client, the term shall also include any Persons which are known to the Employee Stockholder to be Affiliates of such Client, directors, officers or employees of such Client or any such Affiliates thereof, or Persons who are known to the Employee Stockholder to be members of the Immediate Family of any of the foregoing Persons or Affiliates of any of them and (ii) with respect to any Client that is a Fund, the term shall also include any investor or participant in such Fund and any Person that has participated in the distribution or sale of such Fund.

“Code” shall mean the United States Internal Revenue Code of 1986, as from time to time amended, and any successor thereto, together with all regulations promulgated thereunder.

“Committee Vote” shall have the meaning specified in Section 3.2(b)(iv) hereof.

“Contingent Consideration” shall mean, with respect to the Manager Member’s (or its assignee’s) purchase of LLC Units pursuant to Section 3.10, an obligation on the part of the Manager Member (or its successor or assigns) to pay to the Selling Member (or its successors or assigns), on the Liquidation Date, an amount equal to the lesser of:

(i) the portion of the Purchase Price designated as Contingent Consideration in Section 3.10(f)(i)(D) or Section 3.10(f)(ii), as applicable; or

(ii) the amount calculated in clause (i) of this definition, multiplied by a fraction (A) the numerator of which is the Applicable Cash Flow measured for the twenty-four (24) months (in the case of Base Owners’ Allocation), or the forty-eight (48) months (in the case of Earned Performance Owners’ Allocation), ending on the last day of the most recently completed calendar quarter prior to the Liquidation Date, and (B) the denominator of which is the Applicable Cash Flow measured for the twenty-four (24) months (in the case of Base Owners’ Allocation), or the forty-eight (48) months (in the case of Earned Performance Owners’ Allocation), ending on the last day of the calendar quarter in which the termination of the Selling Member’s (or its related Employee Stockholder’s, as applicable) employment with the LLC occurred.

Notwithstanding any provision of this Agreement to the contrary (including, without limitation, the provision of Section 3.10(f) hereof), the Manager Member may (without the need for any vote or consent of any Member or Members) assign and delegate its obligation to pay the Contingent Consideration (including, by way of example and not of limitation, to a transferee of LLC Interests pursuant to Section 6.1(a)).

In the event that a change is made in the definition of Applicable Cash Flow following the date on which a Contingent Consideration obligation initially is outstanding, an appropriate adjustment will be made to that Contingent Consideration obligation to give effect to that change in definition. Such a change will be made by the Manager Member in its sole discretion, and such change will be binding on all parties absent a mathematical error. The Manager Member will notify all persons who owe or are owed Contingent Consideration of any such change.

“Controlled Affiliate” shall mean, with respect to a Person, any Affiliate of such Person under its “control,” as the term “control” is defined in the definition of Affiliate.

“Convert” shall have the meaning specified in Section 5.9 hereof, and “Conversion” shall have the corresponding meaning.

“Covered Person” shall mean a Member, any Affiliate of a Member, any officer, director, shareholder, partner, employee or member of a Member or any of its Affiliates, or any Officer.

“Earned Performance Owners’ Allocation” shall mean, with respect to a calendar quarter in which any fees or other payments falling within the definition of Performance Owners’ Allocation have been definitively allocated to or earned by the LLC and are no longer subject to any offset, reduction or return, an amount equal to such definitively allocated or earned Performance Owners’ Allocation.

“Effective Time” shall have the meaning specified in the preamble hereto.

“Eligible Person” shall have the meaning specified in Section 3.2(b)(i) hereof.

“Employee Stockholder” shall mean (a) in the case of any Non-Manager Member which is a natural person, such Non-Manager Member, and (b) in the case of any Non-Manager Member which is not a natural person, that certain employee of the LLC (or one of its Controlled Affiliates) who is the owner of the issued and outstanding capital stock of, or other equity interests in, such Non-Manager Member and is listed as such on Schedule A hereto (including any such employee after such employee has transferred any of his or her interest in such Non-Manager Member to a Permitted Transferee).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor to such Act.

“Fair Market Value” shall mean the fair market value as reasonably determined by the Manager Member or, for purposes of Section 4.4 hereof, if there shall be no Manager Member, the Liquidating Trustee.

“For Cause” shall mean, with respect to the termination of an Employee Stockholder’s employment with the LLC (or any of its Controlled Affiliates), or his removal from the Management Committee or from his position as an Officer, any of the following:

(a) The Employee Stockholder has been convicted of or indicted for (i) any criminal offense which is classified as a felony in the United States, or (ii) any other criminal offense which involves a violation of federal or state securities laws or regulations (or equivalent laws or regulations of any country or political subdivision thereof in which the criminal offense occurs), embezzlement, fraud, wrongful taking or misappropriation of property, theft, or any other crime involving dishonesty;

(b) The Employee Stockholder has persistently and willfully failed to perform his or her duties, or has failed to devote substantially all of his or her working time to the performance of such duties, and in either such case such failure has not been cured by the Employee Stockholder within thirty (30) days following written notice; or

(c) The Employee Stockholder has (i) engaged in a Prohibited Competition Activity, (ii) violated or breached any material provision of this Agreement, or (iii) engaged in any of the activities prohibited by Section 3.8 hereof; provided, however, that, in any such case described in clauses (i)-(iii) of this paragraph (c), in the event such action by such Employee Stockholder has not resulted (and is not reasonably likely to result) in harm that is material to the Manager Member, the LLC or any of their respective Controlled Affiliates or any of the Funds, such Employee Stockholder shall be provided with an opportunity to cure such action promptly (and in any event within thirty (30) days) following written notice thereof (provided that such an opportunity to cure shall be available to a particular Employee Stockholder solely with respect to the first three such actions by such Employee Stockholder with respect to which such a written notice is provided, and provided, further, that such an opportunity to cure shall in no event be provided to an Employee Stockholder if his or her violation, breach or other applicable action was willful or reckless).

“Fund” shall mean any Mutual Fund or other commingled fund for which the LLC provides Investment Services.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any foreign, federal, state or local court, governmental authority or regulatory body.

“Immediate Family” shall mean, with respect to any natural person, (a) such person’s spouse, parents, grandparents, children, grandchildren and siblings, (b) such person’s former spouse(s) and current spouses of such person’s children, grandchildren and siblings and (c) estates, trusts, partnerships and other entities of which substantially all of the interests are held directly or indirectly by the foregoing.

“Indebtedness” shall mean, with respect to a Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any financing leases, (d) all obligations of such person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person under non-competition agreements reflected as liabilities on a balance sheet of such Person in accordance with GAAP, (f) all liabilities secured by any Lien on any property owned by such Persons even though such Person has not assumed or otherwise become liable for the payment thereof, and (g) all net obligations of such Person under interest rate, commodity, foreign currency and financial markets swaps, options, futures and other hedging obligations.

“Independent Public Accountants” shall mean any independent certified public accountant retained by the LLC and satisfactory to the Manager Member.

“Initial LLC Units” means, with respect to a Non-Manager Member and its Permitted Transferees, those Series B LLC Units held by such Non-Manager Member in the LLC at the Effective Time, provided that LLC Units shall cease to be Initial LLC Units from and after the date on which they are acquired by the Manager Member (or its assignee).

“Initial Members” shall mean those Persons who are Members at the Effective Time.

“Intellectual Property” shall have the meaning specified in Section 3.8(d) hereof.

“Investment Services” shall mean any services which involve (a) the management, administration, solicitation or distribution of an investment account, Mutual Fund or other commingled fund (or portions thereof or a group of investment accounts, Mutual Funds or other commingled funds) for compensation, (b) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds) for compensation, or (c) otherwise acting as an “investment adviser” within the meaning of the Advisers Act.

“IRS” shall mean the Internal Revenue Service of the United States Department of the Treasury, and any successor Governmental Authority thereto.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing) or any other restrictions, liens or claims of any kind or nature whatsoever, excluding liens of lessors under operating leases that do not extend beyond the property leased. Notwithstanding the foregoing, the following items shall not constitute Liens under this Agreement (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which an adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which an adequate reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; and (iii) statutory Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurances and other types of social security.

“Liquidating Trustee” shall have the meaning specified in Section 7.4 hereof.

“Liquidation Date” shall mean (a) the date upon which the final distribution is made to the Members under Section 4.4 hereof or (b) the date of the closing of a transaction under the last sentence of Section 6.1(a).

“Liquidation Preference” shall mean, as of any time of determination, an amount equal to the sum of (i) the aggregate positive Capital Account balances of those Members holding Series A LLC Units as of such time of determination (or an allocable portion thereof, in the case of any Member holding both Series A LLC Units and Series B LLC Units at such time of determination), plus (ii) ninety-five million eight hundred thousand dollars ($95,800,000.00), plus (iii) accretion at a rate of ten percent (10%) per annum (compounded annually), calculated from the Effective Time through such time of determination, on a principal amount equal to the aggregate positive Capital Account balances of the Members holding Series A LLC Units as of the Effective Time plus ninety-five million eight hundred thousand dollars ($95,800,000.00).

“LLC” shall have the meaning specified in the preamble hereto.

“LLC Interest” means a Member’s limited liability company interest in the LLC, which includes such Member’s LLC Units as well as such Member’s Capital Account and other rights under this Agreement and the Act.

“LLC Units” shall mean, collectively, the Series A LLC Units and the Series B LLC Units authorized by the LLC pursuant hereto, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the LLC at any particular time as are set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement (including, without limitation, certain voting rights as set forth herein). With respect to a particular Member as of any date, “LLC Units” shall mean the aggregate number of Series A LLC Units and Series B LLC Units belonging to such Member as set forth on Schedule A hereto, as amended from time to time in accordance with the terms hereof, and as in effect on such date.

“Losses” shall have the meaning specified in Section 9.4 hereof.

“Majority Vote” shall mean the affirmative approval, by vote or written consent, of Non-Manager Members holding a majority of the outstanding LLC Units then held by all Non-Manager Members.

“Management Committee” shall have the meaning specified in Section 3.2(a) hereof.

“Manager Member” shall mean Highbury Financial Inc., and any Person who becomes a successor Manager Member as provided herein.

“Members” shall mean any Person admitted to the LLC as a “member” within the meaning of the Act, which includes the Manager Member and the Non-Manager Members, and includes any Person admitted as an Additional Non-Manager Member or a substitute Non-Manager Member pursuant to the provisions of this Agreement, in such Person’s capacity as a member of the LLC (unless otherwise indicated). For purposes of the Act, the Members shall constitute one (1) class or group of members.

“Mutual Fund” shall mean a registered investment company (or series of registered investment companies).

“Non-Manager Member” shall mean any Person admitted to the LLC as a Member pursuant to the terms hereof, other than the Manager Member.

“Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(b). The amount of Nonrecourse Deductions for a partnership taxable year equals the net increase, if any, in the amount of Partnership Minimum Gain during that partnership taxable year, reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a nonrecourse liability that are allocable to an increase in partnership minimum gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

“Notices” shall have the meaning specified in Section 10.1 hereof.

“Officers” shall have the meaning specified in Section 3.3 hereof

“Operating Allocation” shall mean, for any period, an amount equal to the sum of (i) the difference between Revenues From Operations for such period and the Owners’ Allocation for such period plus (ii) any amounts expressly required to be added directly to the Operating Allocation for such period by the provisions of this Agreement.

“Owners’ Allocation” shall mean, for any period, the sum of the Owners’ Allocation Percentage multiplied by the Revenues From Operations for such period.

“Owners’ Allocation Account” shall have the meaning specified in Section 4.3(b) hereof.

“Owners’ Allocation Expenditure” shall have the meaning specified in Section 3.5(b) hereof.

“Owners’ Allocation Percentage” shall mean twenty-eight percent (28%).

“Partner Nonrecourse Debt Minimum Gain” shall mean an amount with respect to each partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulations Section 1.752-1(a)(2)) determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” shall have the meaning set forth in Treasury Regulations Section 1.704-2(0(2).

“Partnership Minimum Gain” shall have the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Past Client” shall mean at any particular time, any Person who at any point prior to such time had been engaged to distribute or sell any Fund, an advisee or investment advisory customer of, or otherwise a recipient of Investment Services from, the LLC, a Controlled Affiliate of the LLC, a Predecessor Business or any such predecessor, or any shareholder, partner, member, director or officer of any such Person (in each case whether directly or through one or more intermediaries, e.g., a wrap sponsor, or through investment in a Fund), but at such time is not an advisee or investment advisory customer or client of, or recipient of Investment Services from, the LLC or any of its Controlled Affiliates (directly or indirectly).

“Performance Owners’ Allocation” shall mean the product of (i) the sum of (a) all “carried interests” and other items of gain allocated (directly or indirectly) to the LLC and any Controlled Affiliates thereof (other than allocations which are made pro rata based on contributed capital to all partners, members, beneficiaries or other holders of similar economic interests in the Client) and (b) all “performance fee” and other payments based, in whole or in part, on the investment performance of a Client or a Client’s account, multiplied by (ii) Owners’ Allocation Percentage.

“Permanent Incapacity” shall mean, with respect to an Employee Stockholder, that such Employee Stockholder has been permanently and totally unable, by reason of injury, illness or other similar cause (as reasonably determined by the Manager Member) to have performed his or her substantial and material duties and responsibilities for a period of three hundred sixty-five (365) consecutive days, which injury, illness or similar cause (as reasonably determined by the Manager Member) would render such Employee Stockholder incapable of operating in a similar capacity and manner in the future.

“Permitted Transferee” shall mean, with respect to any Non-Manager Member, its transferees pursuant to the provisions of Sections 5.1(b) and 5.1(c) hereof and, to the extent set forth in any consent of the Manager Member pursuant to Section 5.1(a), its transferees pursuant to Section 5.1(a) hereof.

“Person” means any individual, partnership (limited or general), corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or other entity.

“Potential Client” shall mean, at any particular time, any Person or any shareholder, partner, member, director, officer employee, agent or consultant (or persons acting in any similar capacity) of any such Person to whom the LLC, a Controlled Affiliate of the LLC or the Predecessor Business has, within two (2) years prior to such time, offered (whether by means of a personal meeting, telephone call, letter, written proposal or otherwise) to serve as investment adviser or otherwise provide Investment Services or solicited to invest in, or participated in the distribution or sale of, any Fund, but who is not at such time an advisee or investment advisory customer of, or otherwise a recipient of Investment Services from, the LLC, any of its Controlled Affiliates (directly or indirectly) or any investor in, or participant in the distribution or sale of, any Fund. The preceding sentence is meant to exclude (i) advertising, if any, through mass media in which the offer, if any, is available to the general public, such as magazines, newspapers and sponsorships of public events and (ii) “cold calls” and mass-mailing form letters, in each case to the extent not directed towards any particular Person and not resulting in an indication of interest or a request for further information.

“Predecessor Business” shall mean the business of the parties to the Purchase Agreement immediately prior to the Closing (as such term is defined in the Purchase Agreement).

“Present Client” shall mean, at any particular time, any Person who is at such time an advisee or investment advisory customer of, or otherwise a recipient of Investment Services from, the LLC, any of its Controlled Affiliates (directly or indirectly) or any investor in, or participant in the distribution or sale of, any Fund.

“Prohibited Competition Activity” shall mean any of the following activities:

(a) directly or indirectly, whether as owner, part owner, member, director, officer, trustee, employee, agent or consultant for or on behalf of any Person other than the LLC or any Controlled Affiliate of the LLC: (i) diverting or taking away any funds or investors from any Fund; (ii) soliciting or otherwise inducing or attempting to cause any Person to divert or take away any assets or funds invested in such Funds; or (iii) soliciting or otherwise inducing or attempting to cause any subadviser, distributor or seller of the Funds to terminate or reduce its services on behalf of the Funds; and

(b) directly or indirectly, whether as owner, part owner, partner, member, director, officer, trustee, employee, agent or consultant for or on behalf of any Person other than the LLC or any Controlled Affiliate of the LLC, performing any Investment Services.

“Purchase” shall have the meaning specified in Section 3.10(a).

“Purchase Agreement” shall mean that certain Asset Purchase Agreement, dated as of April 20, 2006, by and among ABN AMRO Asset Management Holdings, Inc., ABN AMRO Investment Fund Services, Inc., ABN AMRO Asset Management, Inc., Montag & Caldwell, Inc., Tamro Capital Partners LLC, Veredus Asset Management LLC, River Road Asset Management LLC and the LLC.

“Purchase Closing Date” shall have the meaning specified in Section 3.10(b).

“Purchase Notice” shall have the meaning specified in Section 3.10(a).

“Purchase Price” shall have the meaning specified in Section 3.10(c).

“Purchased Interest” shall have the meaning specified in Section 3.10(a).

“Receipts Account” shall have the meaning specified in Section 4.3(b) hereof.

“Regulatory Allocations” shall have the meaning specified in Section 4.5(f) hereof.

“Removal For Acting Contrary to the Best Interests of the LLC” shall mean, with respect to a Non-Manager Member, a determination by (i) the Management Committee (excluding for all purposes the Non-Manager Member whose removal is being considered (or its related Employee Stockholder, as applicable)), with the prior written consent of the Manager Member, or (ii) the Manager Member, in either such case to remove such Non-Manager Member as a member of the LLC following a termination of the employment of such Non-Manager Member (or the Employee Stockholder which is related to such Non-Manager Member, as applicable) For Cause or after a written determination of Unsatisfactory Performance hereunder.

“Removal Upon the Instruction of the Management Committee” shall mean, with respect to a Non-Manager Member, a determination by the Chairman, Chief Executive Officer and one member of the Management Committee (excluding for all purposes the Non-Manager Member whose removal is being considered (or its related Employee Stockholder, as applicable)), with the prior written consent of the Manager Member, to remove such Non-Manager Member as a member of the LLC (following a termination of the employment of such Non-Manager Member (or the Employee Stockholder which is related to such Non-Manager Member, as applicable) with the LLC) for any reason other than those described in the definition of Removal For Acting Contrary to the Best Interests of the LLC (and, for the avoidance of doubt, any Purchase under Section 3.10 hereof following a termination at the election of the LLC of the employment of a Non-Manager Member (or its related Employee Stockholder) for any reason other than those described in the definition of Removal for Acting Contrary to the Best Interests of the LLC shall be deemed a Removal Upon the Instruction of the Management Committee).

“Retirement” shall mean, with respect to an Employee Stockholder, the termination by such Employee Stockholder of such Employee Stockholder’s employment with the LLC and its Controlled Affiliates: (a) after the date such Employee Stockholder shall have been continuously employed by the LLC for a period of time specified as to such Employee Stockholder on Schedule B hereto commencing with the later of the Effective Time or the date such Employee Stockholder commenced his or her employment with the LLC and (b) pursuant to a written notice given to the LLC and the Manager Member not less than one (1) year prior to the date of such termination.

“Revenues From Operations” shall mean, for any period, the consolidated gross revenues of the LLC and any Controlled Affiliates thereof, determined on an accrual basis in accordance with GAAP consistently applied (but including other income such as interest, dividend income and gains on the sale of assets); provided, however, that Revenues From Operations shall not include (a) proceeds during such period from the sale, exchange or other disposition of all, or substantially all, of the assets of the LLC and its Controlled Affiliates (and any such proceeds shall be allocated in accordance with Sections 4.2(e) and 4.2(f) hereof), (b) revenues from the issuance by the LLC of additional LLC Units, other LLC Interests, or other securities issued by the LLC or any of its Controlled Affiliates (and any such proceeds shall be utilized in accordance with Section 4.5(g) hereof), and (c) payments received from third parties to the extent constituting direct reimbursements of expenses previously paid from the Operating Allocation (and any such payments shall be added back to the Operating Allocation for the period in which such expenses were originally paid from the Operating Allocation).

“SEC” shall mean the Securities and Exchange Commission, and any successor Governmental Authority thereto.

“Securities Act” shall mean the Securities Act of 1933, as it may be amended from time to time, and any successor thereto.

“Selling Member” shall have the meaning specified in Section 3.10(a).

“Series A LLC Units” shall mean, as of any date, with respect to a Member, the number of Series A LLC Units of such Member as set forth on Schedule A hereto, as amended from time to time in accordance with the terms hereof, and as in effect on such date. Series A LLC Units shall have the rights and preferences set forth in this Agreement, but except where otherwise specified shall be treated as one class of LLC Units with the Series B LLC Units.

“Series B LLC Units” shall mean, as of any date, with respect to a Member, the number of Series B LLC Units of such Member as set forth on Schedule A hereto, as amended from time to time in accordance with the terms hereof, and as in effect on such date. Series B LLC Units shall have the rights and preferences set forth in this Agreement, but except where otherwise specified shall be treated as one class of LLC Units with the Series A LLC Units.

“Transfer” shall have the meaning specified in Section 5.1 hereof, and “Transferred” shall have the correlative meaning.

“Unsatisfactory Performance” shall mean a written determination by the Management Committee, with the written consent of the Manager Member, that an Employee Stockholder has failed to meet minimum requirements of satisfactory performance of his or her job, after such Employee Stockholder has received written notice (with a copy to the Manager Member) that the Management Committee was considering such a determination and the Employee Stockholder has had a reasonable opportunity to respond in writing or in person (at such Employee Stockholder’s request) after his or her receipt of such notice.

In addition to the foregoing, other capitalized terms used in this Agreement shall have the meaning ascribed thereto in the text of this Agreement.

ARTICLE II

ORGANIZATION AND GENERAL PROVISIONS

Section 2.1. Continuation.

(a) The Members hereby agree to continue the LLC as a limited liability company under and pursuant to the provisions of the Act, and agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein.

(b) Upon the execution of this Agreement or a counterpart of this Agreement, the Initial Members shall continue as members of the LLC.

(c) The name, LLC Units and Capital Contribution of each Member (including the agreed value of such Capital Contribution) shall be listed on Schedule A attached hereto and the Manager Member shall initially hold 65% of the LLC Interests and the Non-Manager Members shall initially hold an aggregate of 35% of the LLC Interests. The Manager Member shall update Schedule A from time to time as it deems necessary, to accurately reflect the information to be contained therein. Any amendment or revision to Schedule A shall not be deemed an amendment to this Agreement. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as amended and in effect from time to time.

(d) The Manager Member, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware.

Section 2.2. Name. The name of the LLC heretofore formed and continued hereby is Aston Asset Management LLC. At any time the Management Committee, with the written consent of the Manager Member, may change the name of the LLC. The business of the LLC (and of any Controlled Affiliate of the LLC) may be conducted (upon compliance with all applicable laws) under any other name designated by the Management Committee with the prior written consent of the Manager Member (and the LLC and its Controlled Affiliates shall in no event conduct business under other names without such agreement of the Management Committee and the Manager Member, subject to Section 2.6).

Section 2.3. Term. The term of the LLC commenced on the date the Certificate was filed in the Office of the Secretary of State of the State of Delaware and shall continue until the LLC is dissolved in accordance with the provisions of this Agreement.

Section 2.4. Registered Agent and Registered Office. The LLC’s registered agent and registered office in Delaware shall be Corporation Service Company, 1013 Center Road, Wilmington, New Castle County, Delaware 19085. At any time, the Manager Member may designate another registered agent and/or registered office.

Section 2.5. Principal Place of Business. The principal place of business of the LLC (and any Controlled Affiliates of the LLC) shall be at 180 North LaSalle Street, Suite 3014 Chicago, IL 60601. At any time the Management Committee (with the prior written consent of the Manager Member) may change the location of the LLC’s (or any Controlled Affiliate’s) principal place of business (and the LLC’s and its Controlled Affiliates’ principal place of business shall in no event be changed without such agreement of the Management Committee and the Manager Member).

Section 2.6. Qualification in Other Jurisdictions. The Manager Member shall cause the LLC (and any Controlled Affiliates thereof) to be qualified or registered (under assumed or fictitious names if necessary) in any jurisdiction in which they transact business or in which such qualification or registration otherwise is required.

Section 2.7. Purposes and Powers. The principal business activity and purposes of the LLC (and any Controlled Affiliates thereof) shall be to engage in the investment advisory and investment management business and any businesses related thereto or useful in connection therewith, including, without limitation, the provision of Investment Services. However, the business and purposes of the LLC (and any Controlled Affiliates thereof) shall not be limited to such initial principal business activities if the Management Committee and the Manager Member otherwise agree in writing, and in such event, the LLC (and any Controlled Affiliates thereof) shall have authority to engage in any other lawful business, purpose or activity permitted by the Act. The LLC shall possess and may exercise all of the powers and privileges granted by the Act, together with any powers incidental thereto, including such powers or privileges that are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the LLC, including without limitation the following powers:

(a) to conduct its business and operations and to have and exercise the powers granted to a limited liability company by the Act in any state, territory or possession of the United States or in any foreign country or jurisdiction;

(b) to purchase, receive, take, lease or otherwise acquire, own, hold, improve, maintain, use or otherwise deal in and with, sell, convey, lease, exchange, transfer or otherwise dispose of, mortgage, pledge, encumber or create a security interest in all or any of its real or personal property, or any interest therein, wherever situated;

(c) to borrow or lend money or obtain or extend credit and other financial accommodations, to invest and reinvest its funds in any type of security or obligation of or interest in any public, private or governmental entity, and to give and receive interests in real and personal property as security for the payment of funds so borrowed, loaned or invested;

(d) to make contracts, including contracts of insurance, incur liabilities and give guaranties, including without limitation, guaranties of obligations of other Persons who are interested in the LLC or in whom the LLC has an interest;

(e) to employ Officers, employees, agents and other persons, to fix the compensation and define the duties and obligations of such personnel, to establish and carry out retirement, incentive and benefit plans for such personnel, and to indemnify such personnel to the extent permitted by this Agreement and the Act;

(f) to make donations irrespective of benefit to the LLC for the public welfare or for community, charitable, religious, educational, scientific, civic or similar purposes;

(g) to institute, prosecute and defend any legal action or arbitration proceeding involving the LLC, and to pay, adjust, compromise, settle or refer to arbitration any claim by or against the LLC or any of its assets;

(h) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(i) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the LLC;

(j) to form, sponsor, organize or enter into joint ventures, general or limited partnerships, limited liability companies, trusts and any other combinations or associations formed for investment purposes;

(k) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purposes of the LLC; and

(l) to cease its activities and cancel its Certificate.

Section 2.8. Title to Property. All property owned by the LLC, real or personal, tangible or intangible, shall be deemed to be owned by the LLC as an entity, and no Member, individually, shall have any ownership of such property.

ARTICLE III

MANAGEMENT OF THE LLC

Section 3.1. Management in General. Subject to the other terms and conditions of this Agreement, including the delegations of power and authority set forth herein, the management and control of the business of the LLC shall be vested exclusively in the Manager Member, and the Manager Member shall have exclusive power and authority, in the name of and on behalf of the LLC, to perform all acts and do all things which, in its sole discretion, it deems necessary or desirable to conduct the business of the LLC, with or without the vote or consent of the other Members in their capacity as such; provided, however, that the Manager Member shall not have any powers or privileges with respect to those matters delegated exclusively to the Management Committee pursuant to Section 3.2 hereof. Members, in their capacity as such, shall have no right to amend or terminate this Agreement or to appoint, select, vote for or remove the Manager Member, the Officers or their agents or to exercise voting rights or call a meeting of the Members, except as specifically provided in this Agreement. No Member other than the Manager Member shall have the power to sign for or bind the LLC in its capacity as a Member, but the Manager Member may delegate the power to sign for or bind the LLC to one or more Officers (including without limitation through delegation to the Management Committee).

(a) The Manager Member shall, subject to all applicable provisions of this Agreement and the Act, be authorized in the name of and on behalf of the LLC: (i) to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements, leases or other instruments for the operation of the LLC’s business; and (ii) in general to do all things and execute all documents necessary or appropriate to conduct the business of the LLC as set forth in Section 2.7 hereof, or to protect and preserve the LLC’s assets. The Manager Member may delegate any or all of the foregoing powers to one or more of the Officers (including without limitation through delegation to the Management Committee).

(b) The Manager Member is required to be a Member, and shall hold office until its resignation in accordance with the provisions hereof. The Manager Member is the “manager” (within the meaning of the Act) of the LLC. The Manager Member shall devote such time to the business and affairs of the LLC as it deems necessary, in its sole discretion, for the performance of its duties, but in any event, shall not be required to devote full time to the performance of such duties and may delegate its duties and responsibilities as provided in Section 3.3.

(c) Any action taken by the Manager Member, and the signature of the Manager Member (or an authorized representative thereof) on any agreement, contract, instrument or other document on behalf of the LLC, shall be sufficient to bind the LLC and shall conclusively evidence the authority of the Manager Member and the LLC with respect thereto.

(d) Any Person dealing with the LLC, the Manager Member or any Member may rely upon a certificate signed by the Manager Member as to (i) the identity of the Manager Member or any other Member; (ii) any factual matters relevant to the affairs of the LLC; (iii) the Persons who are authorized to execute and deliver any document on behalf of the LLC; or (iv) any action taken or omitted by the LLC or the Manager Member.

Section 3.2. Management Committee of the LLC.

(a) The LLC shall have a Management Committee (the “Management Committee”). The Manager Member hereby delegates to the greatest extent permitted by applicable law the power and authority under Section 3.5(a) of this Agreement to the Management Committee to conduct the day-to-day operations, business and activities of the LLC. Each Non-Manager Member hereby grants to the Management Committee (acting by a Committee Vote) a revocable proxy to vote the LLC Units held by such Member in connection with any election pursuant to Section 3.2(b)(ii) hereof to fill a vacancy in the Management Committee, and such proxy may only be revoked by written notice from a Member to the Management Committee and the Manager Member, which written notice must expressly reference this Section of this Agreement.

(b) The Management Committee shall be comprised as follows:

(i) The Management Committee shall initially have three (3) members and consist of Stuart Bilton, Kenneth Anderson, and Gerald Dillenburg. The number of members of the Management Committee may be increased or decreased by the Management Committee at any time with the written consent of the Manager Member (but not decreased to a number less than two (2) members). No person who is not both an active employee of the LLC (or any of its Controlled Affiliates) and an Employee Stockholder (an “Eligible Person”) may be, become or remain a member of the Management Committee (subject to clause (v) below).

(ii) Any vacancy in the Management Committee, however occurring (including a vacancy resulting from an increase in the size of the Management Committee), may be filled by any Eligible Person reasonably acceptable to the Manager Member and elected by a majority vote of all Members holding LLC Units, with each LLC Unit (regardless of whether such LLC Unit is a Series A LLC Unit or a Series B LLC Unit) being counted equally in such vote. In lieu of any such vacancy being filled, the Management Committee may determine to reduce the size of the Management Committee in accordance with clause (i) above (but not to a number less than two (2) members); provided that if at any time there are fewer than three (3) members of the Management Committee, such vacancies must be filled and, if they remain unfilled for a period of greater than five days, shall be filled by any Eligible Person(s) reasonably acceptable to the Manager Member and elected by a majority vote of all Members holding LLC Units, with each LLC Unit (regardless of whether such LLC Unit is a Series A LLC Unit or a Series B LLC Unit) being counted equally in such vote.

(iii) Members of the Management Committee shall remain members of the Management Committee until their resignation, removal or death. Any member of the Management Committee may resign by delivering his or her written resignation to the Management Committee and the Manager Member. At any time that there are more than two (2) members of the Management Committee, any member of the Management Committee may be removed from such position: (A) with or without cause, by the Management Committee acting by a Committee Vote (with such Committee Vote being calculated for all purposes as if the member of the Management Committee whose removal is being considered were not a member of the Management Committee) with the written consent of the Manager Member, or (B) with or without cause, by the Non-Manager Members acting by a Majority Vote, with the written consent of the Manager Member, or (C) For Cause by the Manager Member, with notice to the Management Committee specifying the reasons for the decision. Any Employee Stockholder who is a member of the Management Committee shall be deemed to have resigned from the Management Committee and shall no longer be a member of the Management Committee immediately upon such Employee Stockholder ceasing to be an active employee of the LLC (or any of its Controlled Affiliates) or otherwise ceasing to be an Employee Stockholder, in each case for any reason.

(iv) At any meeting of the Management Committee, presence in person or by telephone (or other electronic means) of a majority of the members of the Management Committee shall constitute a quorum. At any meeting of the Management Committee at which a quorum is present, a majority of the total members of the Management Committee may take any action on behalf of the Management Committee (any such action taken by such members of the Management Committee is sometimes referred to herein as a “Committee Vote”). Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting of the Management Committee only if (A) a written consent thereto is signed by all the members of the Management Committee and (B) the Manager Member has been given a copy of such written consent not less than forty-eight (48) hours prior to such action. Notice of the time, date and place of any meeting of the Management Committee shall be given to all members of the Management Committee and the Manager Member at least forty-eight (48) hours in advance of the meeting. A representative of the Manager Member shall be entitled to attend each meeting of the Management Committee. Notice need not be given to any member of the Management Committee or the Manager Member if a waiver of notice is given (orally or in writing) by such member of the Management Committee or the Manager Member (as applicable), before, at or after the meeting. Members of the Management Committee are not “managers” (within the meaning of the Act) of the LLC.

(v) The Manager Member hereby grants to the Management Committee (acting by a Committee Vote) a revocable proxy to vote the LLC Units held by the Manager Member in connection with any majority vote pursuant to Section 3.2(b)(ii) hereof to fill a vacancy in the Management Committee. Notwithstanding any other provisions of this Agreement to the contrary, the Manager Member shall have full power and authority at any time in its sole discretion (and without the consent or approval of the Management Committee or the Non-Manager Members) to (A) increase the number of members of the Management Committee and to fill the vacancies created by any such increase with one or more other Employee Stockholders or with any other persons selected by the Manager Member and/or (B) to revoke the proxy granted by the Manager Member to the Management Committee in the immediately preceding sentence, provided that any such increase and/or proxy revocation may only be effected by written notice from the Manager Member to the Management Committee, which written notice must expressly reference this Section of this Agreement.

Section 3.3. Officers of the LLC. The Management Committee may designate employees of the LLC as officers of the LLC (the “Officers”) as it deems necessary or desirable to carry on the business of the LLC. The Management Committee may delegate any of its power or authority to an Officer or Officers subject to modification and withdrawal of such delegated power and authority by the Management Committee. Any two or more offices may be held by the same person. New offices may be created and filled by the Management Committee. Each Officer shall hold office until his or her successor is designated by the Management Committee or until his or her earlier death, resignation or removal. Any Officer may resign at any time upon written notice to the Management Committee and the Manager Member. Any Officer designated by the Management Committee may be removed from his or her office (with or without a concurrent termination of employment) (i) with or without cause by the Management Committee (excluding for all purposes the Person whose removal is being considered) or (ii) For Cause by the Manager Member, in each case at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise may be filled by the Management Committee. Any designation of Officers, a description of any duties delegated to such Officers, and any removal of such Officers by the Management Committee, shall be approved by the Management Committee in writing, which approval shall be delivered to the Manager Member. The Officers are not “managers” (within the meaning of the Act) of the LLC.

Section 3.4. Employees of the LLC.

(a) The decision to employ, and the terms of employment of any employee of the LLC (or any Controlled Affiliates thereof) who is not an Employee Stockholder (including, without limitation, with respect to the hiring, all aspects of compensation, promoting, demoting and terminating of such employees), shall be determined by the Management Committee or such Person or Persons to whom the Management Committee may delegate such power and authority (subject, in all instances, to the power of the Management Committee to revoke such delegation in whole or in part (by a Committee Vote that excludes any Person to whom such power and authority has been delegated)), subject, in all cases, to compliance with all applicable laws, rules and regulations and with the provisions of Section 3.5 hereof. Notwithstanding the foregoing, the Manager Member may terminate the employment by the LLC (or any Controlled Affiliate thereof) of any employee who has engaged in any activity included in the definition of “For Cause” with notice to the Management Committee specifying the reasons for such decision.

(b) The granting or Transferring of LLC Interests in connection with any hiring or promotion of an employee shall be subject to the terms and conditions set forth in Articles V and VI hereof.

(c) Any Person who is an Employee Stockholder may have his or her employment with the LLC terminated by the LLC only: (i) in the case of a termination For Cause, either by the Manager Member or by the Management Committee (excluding for all purposes the Person whose termination is being considered) with the prior written consent of the Manager Member, or (ii) in the case of any other termination by the LLC, by the Management Committee (excluding for all purposes the Person whose termination is being considered) with the prior written consent of the Manager Member.

Section 3.5. Operation of the Business of the LLC.

(a) Subject to the Manager Member’s rights, duties and obligations set forth in the Act and elsewhere in this Agreement (including, without limitation, the provisions of this Section 3.5), the Management Committee is hereby delegated to the greatest extent permitted by applicable law the power and authority from the Manager Member to manage the day-to-day operations, business and activities of the LLC; including, without limitation, the power and authority, in the name of and on behalf of the LLC, to:

(i) determine the use of the Operating Allocation as set forth in Section 3.5(b) below;

(ii) execute such documents and do such acts as are necessary to register (or provide or qualify for exemptions from any such registrations) or qualify the LLC (or any Controlled Affiliates thereof) under applicable federal and state securities laws;

(iii) enter into contracts and other agreements with respect to the provision of Investment Services and execute other instruments, documents or reports on behalf of the LLC (and any Controlled Affiliates thereof) in connection therewith;

(iv) enter into contracts, agreements and commitments with respect to the operation of the business of the LLC (and any Controlled Affiliates thereof) as are consistent with the other provisions of this Agreement and the Act; and

(v) act for and on behalf of the LLC (and any Controlled Affiliates thereof) in all matters incidental to the foregoing and other day-to-day matters.

(b) The Operating Allocation for any period shall be used to provide for and pay the LLC’s (and any Controlled Affiliates’ thereof) business expenses and other costs (including without limitation (i) the payment of premiums during such period with respect to any insurance coverages maintained (except to the extent otherwise provided for in Section 3.5(d)), (ii) all capital expenditures and capital contributions made by the LLC (or any Controlled Affiliate thereof) during such period, except to the extent that Owners’ Allocation has been retained therefor as an Owners’ Allocation Expenditure, (iii) the satisfaction of any net worth, working capital or similar requirements imposed by applicable laws and regulations in connection with the businesses conducted and registrations held by the LLC (or any Controlled Affiliate thereof) or otherwise reasonably necessary in connection with the conduct of the businesses of the LLC (and any Controlled Affiliates thereof), (iv) all payments to subadvisers, brokers and other vendors, and (v) compensation and benefits payable to employees (including the Officers and the Employee Stockholders), and at the discretion of the Management Committee, establishing reserves for such future payments), as determined by the Management Committee, and all such business expenses and other costs of the LLC (and any Controlled Affiliates thereof) shall be paid out of the Operating Allocation. Without the prior written consent of the Manager Member (which written consent makes specific reference to this Section 3.5(b)), the LLC shall not (nor shall any Controlled Affiliate of the LLC) incur (and the Employee Stockholders shall use their reasonable best efforts to prevent the LLC (or any Controlled Affiliate thereof) from incurring) any expenses or take any action to incur other obligations which expenses and obligations exceed the ability of the LLC to pay or provide for them out of the Operating Allocation on a current or previously reserved basis. Except to the extent otherwise required by applicable law, the LLC (and any Controlled Affiliates thereof) shall only make payments of compensation (including bonuses) to employees (including the Officers and the Employee Stockholders) out of the balance of the Operating Allocation remaining after the payment (or reservation for payment) of all the other business expenses, requirements and other costs for the applicable period. Any excess Operating Allocation remaining for any fiscal year following the payment (or reservation for payment) of all business expenses and other costs (including any such amount established as a reserve in a prior period that is reasonably determined by the Management Committee to have been in excess of what was necessary for such reserve) may be used by the LLC in such fiscal year and/or in future fiscal years in accordance with this Section 3.5(b). The Owners’ Allocation shall in no event be used to provide for or pay the business expenses or other costs of the LLC (or any Controlled Affiliate thereof), except to the extent expressly permitted by Section 3.5(d) or as otherwise agreed to in writing by the Manager Member and the Management Committee (any such permitted use of the Owners’ Allocation being referred to herein as an “Owners’ Allocation Expenditure”).

(c) The LLC shall not (nor shall any Controlled Affiliate of the LLC) do or commit to do, and the Employee Stockholders and Non-Manager Members shall prevent the LLC (or any Controlled Affiliate thereof) from doing or committing to do, any of the following without the prior written consent of the Manager Member (which written consent makes specific reference to this Section 3.5(c)):

(i) enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) if such action or the resulting contract, agreement or understanding could reasonably be expected to conflict with the provisions of this Section 3.5;

(ii) enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) if such action or the resulting contract, agreement or understanding (individually or in the aggregate) could have a material adverse impact on the availability of the Operating Allocation in future periods (including, without limitation, long-term leases or employment contracts);

(iii) enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) if such action or the resulting contract, agreement or understanding has the effect of creating a Lien upon any of the assets of the LLC (other than Liens securing indebtedness of the LLC incurred to finance the acquisition of fixed or capital assets (whether pursuant to a deferred purchase agreement with a vendor, a loan, a financing lease or otherwise), provided that (A) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (B) such Liens do not at any time encumber any property other than property financed by such indebtedness, (C) the amount of indebtedness secured thereby is not thereafter increased (D) the principal amount of indebtedness secured by such Lien shall at no time exceed the purchase price of such property and (E) the purchase price for such property shall not exceed $100,000) or upon any portion of the Owners’ Allocation;

(iv) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in the termination of the employment by the LLC of any Employee Stockholder (provided that the foregoing shall not impose any limitation on the ability of an Employee Stockholder to terminate his or her employment with the LLC in accordance with the provisions hereof, and shall not require the LLC to pay additional compensation to retain the services of any Employee Stockholder);

(v) create, incur, assume, or suffer to exist any Indebtedness;

(vi) establish or modify any material compensation arrangement (other than salary and cash bonuses in the ordinary course) or program (whether cash or non-cash benefits) applicable to any employee, in any such case which is subject to ERISA, which requires qualification under the Code, or which otherwise (A) requires the Manager Member (other than in its capacity as Manager Member) or any of its Affiliates to take any action which it would not take but for the establishment or modification of such compensation arrangement or program or (B) prevents the Manager Member or any of its Affiliates from taking any action which it would otherwise have been able to take but for the establishment or modification of such compensation arrangement or program (and the Management Committee shall give the Manager Member not less than thirty (30) days prior written notice before the LLC (or any Controlled Affiliate thereof) establishes or modifies any material compensation arrangement (other than salary and cash bonuses in the ordinary course) or program);

(vii) enter into, amend, modify or terminate any contract, agreement or understanding (written or oral) (A) containing severance or termination payment arrangements, other than severance or termination payment arrangements with bona fide employees of the LLC or its Controlled Affiliates (other than any Employee Stockholder or Non-Manager Member or an Immediate Family member thereof) which do not exceed $250,000 individually to any one such employee or represent potential liabilities at any one time outstanding (taking into account such contract, agreement or understanding and all other such contracts, agreements and understandings of the LLC and its Controlled Affiliates then in effect) in excess of $250,000 in the aggregate, (B) which could cause the Manager Member or any of its Affiliates to be liable for termination or severance payments or other contractual payments upon a termination of any employee’s employment with the LLC (or any Controlled Affiliate thereof) or (C) which is with an Employee Stockholder, a Non-Manager Member, an Affiliate of an Employee Stockholder or a Non-Manager Member, or a partner, shareholder, member, manager, director, officer, employee or Immediate Family member of any of the foregoing;

(viii) (A) enter into any line of business other than the provision of Investment Services, (B) acquire, form or otherwise establish any subsidiary or Controlled Affiliate of the LLC or otherwise make any investment in, or otherwise conduct business through, any other Person, (C) acquire any material assets or other properties, other than capital expenditures made out of Operating Allocation in the ordinary course of business consistent with past practice and not involving the acquisition of any Person as a going concern, or (D) sell, transfer or otherwise dispose of any material assets or other properties, other than sales of worn-out or obsolete equipment made in the ordinary course of business consistent with past practice;

(ix) (A) make any change in the Certificate (or the constituent documents of any Controlled Affiliate of the LLC), (B) authorize or issue any membership or other equity or ownership interests or other securities of any type of the LLC (or any Controlled Affiliate thereof), (C) repurchase, redeem or otherwise acquire any outstanding membership or other equity or ownership interests or other securities of the LLC (or any Controlled Affiliate thereof), (D) make any dividend or other distribution in respect of its membership or other equity or ownership interests (other than as expressly required by other provisions of this Agreement), (E) settle or compromise any material litigation, arbitration, investigation, audit or other proceeding, (F) terminate its existence or voluntarily file for or otherwise commence proceedings with respect to bankruptcy, reorganization, receivership or similar status, (G) make or change any tax election, waive or extend the statute of limitations in respect of taxes, amend any tax return, enter into any closing agreement with respect to taxes, settle any tax claim or assessment or surrender any right to a claim for a tax refund, change any method or principle of accounting in a manner inconsistent with past practice or change regular independent accountants, or (H) make any loan or advance to any Person, other than advances of business expenses in the ordinary course of business consistent with past practice; or

(x) (A) take any action which pursuant to any provision of this Agreement (other than Section 3.1) may be taken only by the Manager Member with or without the consent of the Non-Manager Members or the Employee Stockholders, or (B) take any action which requires the approval or consent of the Manager Member pursuant to any provision of this Agreement.

(d) The LLC (and each Controlled Affiliate thereof) shall maintain (and the Employee Stockholders and Non-Manager Members shall use their reasonable best efforts to cause the LLC (and each Controlled Affiliate thereof) to maintain), in full force and effect, such insurance as is customarily maintained by companies of similar size in the same or similar businesses (including, without limitation, errors and omissions liability insurance), the premiums on which will be paid out of the Operating Allocation (and the beneficiary of which shall be the LLC and/or its applicable Controlled Affiliates, as applicable). With the prior written consent of the Manager Member and the Management Committee, the LLC also may elect to maintain key-man and/or disability insurance policies with respect to any Employee Stockholder, in which event the premiums on such policies will be paid out of the Owners’ Allocation (and the beneficiary of any such policy shall be the LLC). In the event that the Manager Member or any of its Affiliates shall determine (at its own expense) to maintain separate key-man and/or disability insurance policies with respect to any Employee Stockholder (of which the Manager Member or any of its Affiliates may be the beneficiary), and in connection with any such policies maintained by the LLC for its own benefit, such Employee Stockholder shall cooperate with the Manager Member, its Affiliates and the LLC (as applicable) in connection with obtaining and maintaining such insurance policies (including without limitation by submitting to any required examinations and truthfully answering any questions asked by the insurer in connection with obtaining such policies).

(e) In addition to, and not in limitation of, the Manager Member’s powers and authority under this Agreement (including, without limitation, pursuant to Section 3.1(a) hereof), the Manager Member shall also have the power, in its sole discretion (after consultation with the Management Committee, to the extent practicable), whether or not they involve day-to-day operations, business and activities of the LLC (or any Controlled Affiliate thereof), to take any or all of the following actions:

(i) such actions as it deems necessary or appropriate to cause the LLC or any Affiliate of the LLC, or any officer, employee, member, partner, or agent thereof, to comply with applicable laws, rules or regulations;

(ii) such actions as it deems necessary or appropriate to coordinate any initiative which could materially affect the Manager Member and/or any of its Affiliates (but only on such terms and conditions as the participation of the LLC (or any Controlled Affiliates thereof) in such initiative has been approved by the Management Committee);

(iii) such actions as it deems necessary or appropriate to cause the LLC to fulfill its obligations and exercise its rights under the Purchase Agreement and this Agreement; and

(iv) any other action necessary or appropriate to prevent actions that require the Manager Member’s consent pursuant to the terms of this Agreement if such consent has not then been given.

(f) Notwithstanding any of the provisions of this Agreement to the contrary, all accounting, financial reporting and bookkeeping procedures of the LLC (and any Controlled Affiliates thereof) shall be established in conjunction with policies and procedures determined under the supervision of the Manager Member. The Management Committee shall have a continuing obligation to keep the Manager Member’s chief financial officer informed of material financial developments with respect to the LLC (and any Controlled Affiliates thereof). Notwithstanding any other provisions of this Agreement to the contrary, all legal, compliance and regulatory matters of the LLC (and any Controlled Affiliates thereof) shall be coordinated with the Manager Member and the LLC’s (and any of its Controlled Affiliates’) legal compliance activities shall be conducted and established in conjunction with policies and procedures determined under the supervision of the Manager Member.

(g) Each Employee Stockholder and Non-Manager Member covenants and agrees that such Employee Stockholder or Non-Manager Member, as the case may be, will at all times conduct its activities in connection with the LLC (and any Controlled Affiliates thereof), and any services provided to the LLC (or to any Controlled Affiliates thereof), in accordance with all applicable laws, rules and regulations, and that it will use its reasonable best efforts (i) to ensure that the business and activities of the LLC (and any Controlled Affiliates thereof) are conducted in compliance with all applicable laws, rules and regulations in all material respects and (ii) to preserve the goodwill and franchise value of the LLC (and any Controlled Affiliates thereof).

(h) Notwithstanding any of the provisions of this Agreement to the contrary, the Manager Member shall have the power to establish and mandate that the LLC (and any of its Controlled Affiliates) participate in employee benefit plans which are subject to ERISA or require qualification under Section 401 of the Code to the extent necessary in order to make the expenses of any such plan(s) deductible or otherwise to comply with ERISA or the Code, and may establish or modify the terms of any such plan to the extent necessary in connection therewith, provided that any such action taken by the Manager Member shall treat the Affiliates of the Manager Member subject to such action in an equitable manner (i.e., a manner not materially more disadvantageous to one Affiliate than to other Affiliates of the Manager Member, as reasonably determined by the Manager Member) to the extent permissible under ERISA and the Code and consistent with achieving tax deductibility.

(i) Notwithstanding any other provisions of this Agreement to the contrary, the Management Committee, each Employee Stockholder and each Non-Manager Member shall cooperate with the Manager Member and its Affiliates in implementing any initiative generally involving the LLC (and/or any Controlled Affiliates thereof) and a number of such Affiliates, but only on such terms and conditions as the participation of the LLC (and any Controlled Affiliates thereof) in such initiative has been approved by the Management Committee.

(j) Notwithstanding any other provisions of this Agreement to the contrary, any (i) voluntary liquidation of the LLC, (ii) sale, exchange or other disposition of all, or a substantial portion of, the assets of the LLC and its Controlled Affiliates, or (iii) Transfer by the Manager Member of all its interests in the LLC in a single transaction or series of related transactions (subject to the same exceptions applicable to any such Transfer by the Manager Member under Section 6.1 hereof), shall require a majority vote of all Members holding LLC Units, with each LLC Unit (regardless of whether such LLC Unit is a Series A LLC Unit or a Series B LLC Unit) being counted equally in such vote.

Section 3.6. Compensation and Expenses of the Members. The Manager Member may receive compensation for services provided to the LLC (or any Controlled Affiliate thereof) only to the extent approved by the Management Committee. The LLC shall, however, pay and/or reimburse the Manager Member for extraordinary expenses incurred by the Manager Member directly in connection with the operation of the LLC (and any Controlled Affiliates thereof). It is expressly understood by the parties hereto that the Manager Member’s general overhead items and expenses (including, without limitation, salaries, rent and travel expenses) shall not be reimbursed by the LLC. Stockholders, officers, directors, Members and agents of Members may serve as employees of the LLC (or any Controlled Affiliate thereof) and be compensated therefor out of the Operating Allocation as determined by the Management Committee (or its delegate(s)) pursuant to Section 3.5(b). Except in respect of their provision of services as employees of the LLC (or any Controlled Affiliate thereof) for which they may be compensated out of the Operating Allocation as contemplated by the preceding sentence, Employee Stockholders, Non-Manager Members and members of their Immediate Family may not receive compensation on account of the provision of services to the LLC (or any Controlled Affiliate thereof) without the prior written consent of the Management Committee and the Manager Member.

Section 3.7. Other Business of the Manager Member and Its Affiliates. The Manager Member and its Affiliates may engage, independently or with others, in other business ventures of every nature and description, including the acquisition, creation, financing, trading in, and operation and disposition of interests in, investment advisers or investment managers and other businesses that may be competitive with the LLC’s (or any of its Controlled Affiliates’) business. Neither the LLC (or any Controlled Affiliate thereof) nor any of the Employee Stockholders or Non-Manager Members shall have any right in or to any other such ventures by virtue of this Agreement or the limited liability company created or continued hereby, nor shall any such activity by the Manager Member or its Affiliates in and of itself be deemed wrongful or improper or result in any liability of the Manager Member or its Affiliates. Neither the Manager Member nor any of its Affiliates shall be obligated to present any opportunity to the LLC (or any Controlled Affiliate thereof) even if such opportunity is of such a character which, if presented to the LLC (or a Controlled Affiliate thereof), would be suitable for the LLC (or such a Controlled Affiliate thereof). The Manager Member shall not disclose any Intellectual Property owned or used in the course of business by the LLC (or any Controlled Affiliate thereof) to any Person, including, without limitation, any other of its Affiliates, and the Manager Member agrees always to keep secret and not ever to publish, divulge, furnish, use or make accessible to anyone any Intellectual Property that is not otherwise publicly available (other than as a result of a breach of the provisions of this Section 3.7), in each case other than in the regular business of the LLC and its Controlled Affiliates, as required by court order or by law or in connection with the enforcement of this Agreement or the Purchase Agreement. Notwithstanding any provision of this Section 3.7 to the contrary, the Manager Member shall not (i) solicit or induce, or attempt to solicit or induce (whether directly or indirectly), any Person for the purpose (which need not be the sole purpose) of causing any funds invested in any Fund to be withdrawn from such Fund or (ii) solicit or induce, or attempt to solicit or induce (whether directly or indirectly), any employee of the LLC or any Controlled Affiliate thereof to terminate his or her relationship therewith.

Section 3.8. Restrictions on Competition, Non-Solicitation and Non-Disclosure by Non-Manager Members and Employee Stockholders.

(a) Each Non-Manager Member and each Employee Stockholder agrees, for the benefit of the LLC and the other Members, that such Non-Manager Member or Employee Stockholder (as the case may be) shall not, while employed by the LLC or any of its Affiliates, and for two (2) years following termination of such employment (or if a Non-Manager Member or Employee Stockholder holds less than 2.0% of the outstanding LLC Interests at the time of termination of employment for one (1) year following termination) engage in any Prohibited Competition Activity.

(b) In addition to, and not in limitation of, the provisions of Section 3.8(a) hereto, each Non-Manager Member and each Employee Stockholder agrees, for the benefit of the LLC and the other Members, that such Non-Manager Member or Employee Stockholder (as the case may be) shall not, during the period beginning on the date such Non-Manager Member becomes a Non-Manager Member or Employee Stockholder becomes an Employee Stockholder (as applicable), and until the date which is two (2) years after the termination (or if a Non-Manager Member or Employee Stockholder holds less than 2.0% of the outstanding LLC Interests at the time of termination of employment until a date which is one (1) year after the termination) of such Non-Manager Member’s status as a Non-Manager Member or Employee Stockholder’s employment with the LLC and all of its Affiliates (as applicable), without the express written consent of the Manager Member and the Management Committee, directly or indirectly, whether as owner, part-owner, shareholder, partner, member, director, officer, trustee, employee, agent or consultant, or in any other capacity, on behalf of itself or any firm, corporation or other business organization other than the LLC and its Controlled Affiliates:

(i) provide Investment Services to any Person that is a Client (as defined herein, which includes Past Clients, Present Clients and Potential Clients); provided, however, that this clause (i) shall not be applicable to Clients of the LLC (including Potential Clients) who are also members of the Immediate Family of the Employee Stockholder or Non-Manager Member (as the case may be);

(ii) solicit or induce, whether directly or indirectly, any Person for the purpose (which need not be the sole or primary purpose) of (A) causing any funds invested in any Fund to-be withdrawn from such Fund, or (B) causing any Client (including any Potential Client) not to invest any additional funds in any Fund (or otherwise attempt to cause any of the foregoing to occur);

(iii) contact or communicate with, whether directly or indirectly, any Past, Present or Potential Clients with respect to the provision of Investment Services; provided, however, that this clause (iii) shall not be applicable to Clients (including Potential Clients) who are also members of the Immediate Family of the Employee Stockholder or Non-Manager Member; or

(iv) solicit or induce, or attempt to solicit or induce, directly or indirectly, any employee or agent of, or consultant to, the LLC or any of its Controlled Affiliates to terminate its, his or her relationship therewith, hire any such employee, agent or consultant, or former employee, agent or consultant, or work in any enterprise involving Investment Services with any employee, agent or consultant or former employee, agent or consultant, of the LLC or any of its Controlled Affiliates who was employed by or acted as an agent or consultant to the LLC or their respective Controlled Affiliates at any time during the two (2) year period preceding the termination of the Employee Stockholder’s employment or Non-Manager Member’s status as a member of the LLC, as applicable (excluding for all purposes of this sentence, secretaries and persons holding other similar positions).

For purposes of this Section 3.8(b), the term “Past Client” shall be limited to those Past Clients who were recipients of Investment Services, directly or indirectly (including through investment in any Fund), from the LLC and/or their respective Controlled Affiliates at the date of termination of the Employee Stockholder’s employment or Non-Manager Member’s status as a member of the LLC (as applicable) or at any time during the two (2) years immediately preceding the date of such termination.

Notwithstanding the provisions of Sections 3.8(a) and 3.8(b), any Employee Stockholder may (i) make passive personal investments in an enterprise (whether or not competitive with the Manager Member or the LLC) the shares or other equity interests of which are publicly traded, provided his holding therein together with any holdings of his Affiliates and members of his Immediate Family, are less than five percent (5%) of the outstanding shares or comparable interests in such entity; and (ii) serve as a trustee of a registered investment company.

(c) Each Member and each Employee Stockholder agrees that any and all presently existing investment advisory businesses of the LLC and its Controlled Affiliates and all businesses developed by the LLC, any of its Controlled Affiliates, the Predecessor Business and the Predecessor Business, including by such Employee Stockholder or any other employee of the LLC or any of its Controlled Affiliates, the Predecessor Business or any predecessor thereto (whether or not in such person’s individual capacity), including without limitation, all investment methodologies, all investment advisory contracts, fees and fee schedules, commissions, records, data, Client lists, agreements, trade secrets, and any other incident of any business developed by the LLC, its Controlled Affiliates, the Predecessor Business or any predecessor thereto, or earned or carried on by the Employee Stockholder for the LLC, any of its Controlled Affiliates, the Predecessor Business or any predecessor thereto, and all trade names, service marks and logos under which the LLC or its Affiliates (or any predecessor thereto) do or have done business, and any combinations or variations thereof and all related logos, are and shall be the exclusive property of the LLC or such Controlled Affiliate thereof, as applicable, for its or their sole use, and (where applicable) shall be payable directly to the LLC or such Controlled Affiliate. In addition, each Member and each Employee Stockholder acknowledges and agrees that the investment performance of the accounts managed by the LLC or any Controlled Affiliate thereof was attributable to the efforts of the team of professionals of the LLC, such Controlled Affiliate thereof, such Predecessor Business or such predecessor thereto, and not to the efforts of any single individual or subset of such team of professionals, and that, therefore, the performance records of the accounts managed by the LLC or any of its Controlled Affiliates (or any predecessor to any of them), including without limitation, the Funds, are and shall be the exclusive property of the LLC or such Controlled Affiliate, as applicable (and not of any other Person or Persons).

(d) Each Non-Manager Member and each Employee Stockholder acknowledges that, in the course of performing services hereunder and otherwise, such Member or Employee Stockholder (as applicable) has had, and will from time to time have, access to information of a confidential or proprietary nature, including without limitation, all confidential or proprietary investment methodologies, trade secrets, proprietary or confidential plans, Client identities and information, Client lists, service providers, business operations or techniques, records and data (“Intellectual Property”) owned or used in the course of business by the LLC, its Controlled Affiliates or any of the parties to the Purchase Agreement. Each Non-Manager Member and each Employee Stockholder agrees always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than in the regular business of the LLC and its Controlled Affiliates or as required by court order or by law (on the written advice of outside counsel)) any Intellectual Property of the LLC or any Controlled Affiliate thereof unless such information can be shown to be in the public domain through no fault of such Non-Manager Member or Employee Stockholder. At the termination of the Employee Stockholder’s employment by the LLC and its Controlled Affiliates or the Non-Manager Member’s status as a member of the LLC, all data, memoranda, Client lists, notes, programs and other papers, items and tangible media, and reproductions thereof relating to the foregoing matters in the Non-Manager Member’s or Employee Stockholder’s possession or control, shall be returned to the LLC and remain in its possession. The Management Committee shall procure that any Person who becomes a Non-Manager Member of the LLC, or who acquires a beneficial interest in an entity which is a Non-Manager Member of the LLC shall not be provided access to any confidential or proprietary information of the LLC or any of its Controlled Affiliates (except to the extent as may be otherwise required by applicable law).

(e) Each Non-Manager Member and each Employee Stockholder acknowledges that, in the course of entering into this Agreement, the Non-Manager Member or Employee Stockholder (as applicable) has had and, in the course of the operation of the LLC and any Controlled Affiliates thereof, the Non-Manager Member or Employee Stockholder will from time to time have, access to Intellectual Property owned by or used in the course of business by the Manager Member. Each Non-Manager Member and each Employee Stockholder agrees, for the benefit of the LLC and its Members, and for the benefit of the Manager Member, always to keep secret and not ever publish, divulge, furnish, use or make accessible to anyone (otherwise than at the Manager Member’s request or by court order or by law (on the written advice of outside counsel)) any knowledge or information regarding Intellectual Property (including, by way of example and not of limitation, the transaction structures utilized by the Manger Member) of the Manager Member unless such information can be shown to be in the public domain through no fault of such Non-Manager Member or Employee Stockholder. At the termination of the Employee Stockholder’s service to the LLC and Controlled Affiliates or the Non-Manager Member’s status as a member of the LLC, all data, memoranda, documents, notes and other papers, items and tangible media, and reproductions thereof relating to the foregoing matters in the Non-Manager Member’s or Employee Stockholder’s possession or control shall be returned to the Manager Member and remain in its possession.

(f) The provisions of this Section 3.8 shall not be deemed to limit any of the rights of the LLC under applicable law, but shall be in addition to the rights under applicable law.

Section 3.9. Remedies Upon Breach.

(a) In the event that a Non-Manager Member or its related Employee Stockholder breaches any of the provisions of Section 3.8 hereof, then (i) such Non-Manager Member shall forfeit its right to receive any payment for its LLC Interests under Section 3.10, although it shall cease to be a Non-Manager Member in accordance with the provisions of Section 3.10(e), (ii) the Manager Member (and any of its assignees thereunder) shall have no further obligations under any promissory note theretofore issued to such Non-Manager Member pursuant to Section 3.10(f), and (iii) the LLC shall be entitled to withhold any other payments to which such Non-Manager Member or its related Employee Stockholder otherwise would be entitled to offset damages resulting from such breach.

(b) Each Non-Manager Member and each Employee Stockholder agrees that any breach of the provisions of Section 3.8 of this Agreement by such Non-Manager Member or Employee Stockholder (as applicable) could cause irreparable damage to the LLC and the other Members, and that the LLC (by action of the Management Committee) and the Manager Member shall have the right to an injunction or other equitable relief (in addition to other legal remedies) to prevent any violation of a Non-Manager Member’s or Employee Stockholder’s obligations hereunder or thereunder.

Section 3.10. Purchase Provisions.

The Members of the LLC, having agreed that it is in the best interests of the LLC not to have ex-employees who were (or were related persons of, as applicable) Non-Manager Members remain as Non-Manager Members (or have their related Non-Manager Members remain as Non-Manager Members, as applicable) following the termination of such employment, agree among themselves as follows:

(a) In the event that the employment by the LLC (and by any of its Controlled Affiliates employing such Employee Stockholder) of any Employee Stockholder terminates for any reason, then the Manager Member shall have the option to purchase, and such Employee Stockholder (or the Non-Manager Member of which such Employee Stockholder was an owner, if such Employee Stockholder is not itself the Non-Manager Member) and each of its Permitted Transferees (such selling Persons, collectively, a “Selling Member”) shall, if the Manger Member elects to purchase such LLC Interests, sell to the Manager Member (such purchases, collectively, a “Purchase”, and the LLC Interests purchased pursuant thereto, collectively, the “Purchased Interest”), all of the LLC Interests held by the Selling Member for the Purchase Price (as defined in Section 3.10(c) hereof) and otherwise pursuant to the terms of this Section 3.10. The option to Purchase shall be exercised by the Manager Member by delivery to such Employee Stockholder of a written notice (the “Purchase Notice”) (i) setting forth the Manager Member’s intent to exercise the option to Purchase and containing the total number of Units to be sold to the Manager Member, and (ii) mailed, via postage pre-paid registered or certified United States mail, to the attention of or otherwise actually delivered to Employee Stockholder at Employee Stockholder’s most recent address reflected in the LLC’s payroll.

(b) The closing of the Purchase will take place on a date set by the Manager Member (the “Purchase Closing Date”) which shall be after the last day of the calendar quarter in which the applicable Employee Stockholder’s employment with the LLC (and any of its applicable Controlled Affiliates) terminated (or, if later, after the last day of the sixth (6th) full calendar month following the Effective Time), but which is not more than one hundred twenty (120) days after the date such termination of employment occurred (or, if later, not more than one hundred twenty (120) days after the last day of the sixth (6th) full calendar month following the Effective Time).

(c) The aggregate purchase price payable by the Manager Member (or its assignee) for a Purchase (the “Purchase Price”) shall be an amount equal to the fair value of the LLC Units subject to the Purchase, which shall be conclusively determined as follows (and the price so determined pursuant to the following provisions shall be final and binding upon the parties hereto):

(i) Series A LLC Units shall be valued at the fair value thereof, which shall be conclusively determined as follows:

(A)	five (5.0), multiplied by

(B)
the “Applicable Cash Flow”, which shall be defined as the positive difference (if any) of (x) the sum of (I) fifty percent (50%) of the Base Owners’ Allocation for the twenty-four (24) months ending on the last day of the calendar quarter in which the termination of such Employee Stockholder’s employment occurs (or, if later, the last day of the sixth (6th) full calendar month following the Effective Time), plus (II) twenty-five percent (25%) of the Earned Performance Owners’ Allocation for the forty-eight (48) months ending on the last day of the calendar quarter in which the termination of such Employee Stockholder’s employment occurs (or, if later, the last day of the sixth (6th) full calendar month following the Effective Time), minus (y) the amount (if any) by which the combined actual expenses of the LLC and any Controlled Affiliates thereof (determined on an accrual basis in accordance with GAAP consistently applied) exceeded the Operating Allocation (including any previously reserved Operating Allocation) during the twelve (12) months ending the last day of the calendar quarter in which the termination of such Employee Stockholder’s employment occurs (or, if later, the last day of the sixth (6th) full calendar month following the Effective Time), multiplied by

(C)
the “Applicable Fraction”, which shall be defined as a fraction the numerator of which is the number of Series A LLC Units being purchased in the Purchase, and the denominator of which is the number of LLC Units outstanding on the date of the closing of the Purchase (before giving effect to any issuances or redemptions of LLC Units on such date).

(ii) Series B LLC Units shall be valued at the fair value thereof, which shall be conclusively determined as follows:

(A)	The positive difference, if any, between (x) five (5.0) multiplied by the “Applicable Cash Flow” and (y) the Liquidation Preference, multiplied by

(B)
A fraction, the numerator of which is the number of Series B LLC Units being purchased in the Purchase and the denominator of which is the number of LLC Units outstanding on the date of the closing of the Purchase (before giving effect to any issuances or redemptions of LLC Units on such date).

(d) The rights of the Manager Member and its assignees hereunder are in addition to and shall not affect any other rights which the Manager Member, the LLC or their assigns may otherwise have to purchase LLC Interests.

(e) On the Purchase Closing Date, the Manager Member (or its assignee, as applicable) shall pay to the Selling Member the Purchase Price for the LLC Interests purchased in the manner set forth in this Section 3.10, and upon such payment the Selling Member shall cease to hold any LLC Interests, and such Selling Member automatically shall be deemed to have withdrawn from the LLC and shall cease to be a Member of the LLC and shall no longer have any rights hereunder; provided, however, that the provisions of this Article III shall continue to be binding upon such Selling Member and any related Employee Stockholder as provided in Section 3.13 hereof. On the Purchase Closing Date, the Selling Member and the Manager Member (or its assignee) shall, if the Manager Member so requests, execute an agreement reasonably acceptable to the Manager Member (i) in which the Selling Member (including each Person included therein) represents and warrants to the Manager Member (or its assignee), that it has sole record and beneficial title to the Purchased Interest, free and clear of any Liens other than those imposed by this Agreement, and (ii) addressing such other matters as the Manager Member reasonably requests.

(f) Payment of the Purchase Price with respect to any Purchased Interest shall be made as follows:

(i) In the case of a Purchase of Series A LLC Units,

(A)
in the case of such a Purchase following a termination of the employment of the applicable Employee Stockholder in conjunction with a Removal Upon the Instruction of the Management Committee, on the Purchase Closing Date by wire-transfer of immediately available funds to an account designated to the Manager Member by the Selling Member at least three (3) business days prior to the Purchase Closing Date;

(B)
in the case of such a Purchase following a termination of the employment of the applicable Employee Stockholder resulting from the death of such Employee Stockholder, on the Purchase Closing Date either (in the sole discretion of the Manager Member) (I) by wire-transfer of immediately available funds to an account designated to the Manager Member by the Selling Member at least three (3) business days prior to the Purchase Closing Date or (II) by delivery of a promissory note of the Manager Member, in the form attached hereto as Exhibit A, having an initial principal amount equal to the Purchase Price, the principal amount of which promissory note is payable in four (4) equal annual installments (subject to the terms and conditions of this Agreement and such promissory note), with the first installment payable on the Purchase Closing Date;

(C)
in the case of such a Purchase following a termination of the employment of the applicable Employee Stockholder resulting from the Retirement or Permanent Incapacity of such Employee Stockholder, on the later to occur of (I) the Purchase Closing Date or (II) the date which is the first business day after the second anniversary of the Effective Time, in either such case either (in the sole discretion of the Manager Member) (x) by wire-transfer of immediately available funds to an account designated to the Manager Member by the Selling Member at least three (3) business days prior to the date such payment is due or (y) by delivery of a promissory note of the Manager Member, in the form attached hereto as Exhibit A, having an initial principal amount equal to the Purchase Price, the principal amount of which promissory note is payable in four (4) equal annual installments (subject to the terms and conditions of this Agreement and such promissory note), with the first installment payable on the date such promissory note is delivered pursuant hereto; or

(D)
in the case of any other such Purchase (including without limitation a termination of the employment of the applicable Employee Stockholder in conjunction with a Removal For Acting Contrary to the Best Interests of the LLC), on the later to occur of (I) the Purchase Closing Date or (II) the date which is the first business day after the second anniversary of the Effective Time, in either such case (x) fifty percent (50%) in Contingent Consideration payable on the Liquidation Date and (y) fifty percent (50%) (in the sole discretion of the Manager Member) either (1) by wire-transfer of immediately available funds to an account designated to the Manager Member by the Selling Member at least three (3) business days prior to the date such payment is due or (2) by delivery of a promissory note of the Manager Member, in the form attached hereto as Exhibit A, having an initial principal amount equal to fifty percent (50%) of the Purchase Price, the principal amount of which promissory note is payable in four (4) equal annual installments (subject to the terms and conditions of this Agreement and such promissory note), with the first installment payable on the date such promissory note is delivered pursuant hereto; and

(ii) In the case of a Purchase of Series B LLC Units, on the later to occur of (A) the Purchase Closing Date or (B) the date which is the first business day after the second anniversary of the Effective Time, in either such case one hundred percent (100%) in Contingent Consideration payable on the Liquidation Date.

(g) The Manager Member may assign any or all of its rights and obligations under this Section 3.10, in one or more instances, to any other Person; provided, however, that no such assignment shall relieve the Manager Member of its obligation to make payment of a Purchase Price (to the extent not paid by any such assignee). The Manager Member may, with the consent of the Management Committee, assign any or all of its rights and obligations under this Section 3.10, in one or more instances, to the LLC.

(h) In the event that a Non-Manager Member, its related Employee Stockholder or any Permitted Transferee thereof holding LLC Interests (or any other holder of LLC Interests, other than the Manager Member or any Affiliate thereof) (i) has filed a voluntary petition under the bankruptcy laws or a petition for the appointment of a receiver or makes any assignment for the benefit of creditors, (ii) is subject involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to any of its LLC Interests or, in the case of an Employee Stockholder which is not a Non-Manager Member, its interests in the Non-Manager Member which it owns, and such involuntary petition or assignment or attachment is not discharged within sixty (60) days after its effective date, or (iii) otherwise is subject to a Transfer of any of its LLC Interests or, in the case of an Employee Stockholder which is not a Non-Manager Member, its interests in the Non-Manager Member which it owns, by court order or decree or by operation of law (other than any such Transfer permitted by Section 5.1 hereof without the consent of the Manager Member), then the Manager Member shall in its sole discretion be entitled to purchase (or permit its assignee to purchase) all of the LLC Interests held by such Non-Manager Member (or other holder of LLC Interests, other than the Manager Member or any Affiliate thereof) pursuant to the terms of this Section 3.10 as if such Non-Manager Member (or other holder of LLC Interests) was a Selling Member, with the purchase price for such purchase to be determined pursuant to Section 3.10(c)(ii) and the date of the closing to be determined by the Manager Member in its discretion; provided, however, that in the case of a Transfer as a result of divorce, the Manager Member shall be entitled to purchase (or permit its assignee to purchase) only the LLC Interests then held by (or subject to transfer to) the divorced spouse of such Non-Manager Member (or in the case of an Employee Stockholder which is not a Non-Manager Member, interests in its Non-Manager Member held by the divorced spouse of such Employee Stockholder) as if such spouse was a Selling Member under this Section 3.10, and not the LLC Interests (or interests in such Non-Manager Member, as applicable) which continue to be held by such Non-Manager Member or Employee Stockholder (as applicable). In order to give effect to clause (iii) of the prior sentence, if any of the interests of a Non-Manager Member in the LLC, or of an Employee Stockholder in a Non-Manager Member, become subject to Transfer (or purport to be or have been Transferred) by a court order or decree or by operation of law, the Non-Manager Member (or other holder of LLC Interests, other than the Manager Member or any Affiliate thereof) whose interests in the LLC, or the interests in which (as applicable), are subject to such Transfer shall cease to be a Member of the LLC, and the transferee by court order or decree or by operation of law shall not become a Member, and the Manager Member (or its assignee) shall have the right in its sole discretion to purchase from the Non-Manager Member which has ceased to be a Non-Manager Member (or other holder of LLC Interests) all of his, her or its interests in the LLC in the manner set forth in the preceding sentence. In the event that the Manager Member in its sole discretion determines not to purchase (or permit another assignee of the Manager Member to purchase) the LLC Interests held by a Non-Manager Member (or other holder of LLC Interests, other than the Manager Member or any Affiliate thereof) pursuant to the foregoing provisions of this Section 3.10(h), the Manager Member shall assign its right to make such purchase to any one or more other Non-Manager Members who desire to make such purchase for their own accounts (and whom the Management Committee shall have authorized in writing to make such purchase, with the Management Committee determining the respective percentages such other Non-Manager Members shall be permitted to purchase), and such other Non-Manager Member(s) shall be entitled to purchase such LLC Interests on the same terms that would have been applicable to the Manager Member had it elected to make such purchase pursuant to the foregoing provisions of this Section 3.10(h).

(i) In the event that a Non-Manager Member (or other holder of LLC Interests, other than the Manager Member or any Affiliate thereof) is required to sell its LLC Interests pursuant to the provisions of this Section 3.10 and for any reason fails to execute and deliver the agreements required by this Section 3.10 and otherwise to consummate such sale in accordance with the provisions of this Section 3.10 (including without limitation as a result of being unable for any reason to comply with the requirements hereof), the Manager Member (or its assignee, as applicable) may deposit the Purchase Price therefor (including cash and/or promissory notes) with any bank doing business within fifty (50) miles of the LLC’s principal place of business, or with the LLC’s accounting firm, as agent for such Non-Manager Member (or such other holder of LLC Interests), to be held by such bank or accounting firm for the benefit of and for delivery to such Non-Manager Member. Upon such deposit by the Manager Member (or its assignee, as applicable) and upon notice thereof given to such Non-Manager Member (or such other holder of LLC Interests), and such Non-Manager Member’s (or such other holder’s) LLC Interests automatically shall be deemed to have been sold, transferred, conveyed and assigned to the Manager Member (or its assignee, as applicable), such Non-Manager Member (or such other holder) shall cease to hold any LLC Interests, shall cease to be a Member of the LLC (if previously a Member) and shall have no further rights with respect thereto (other than the right to withdraw the payment therefor, if any, held by the agent described in the preceding sentence), and the Manager Member shall record such transfer on Schedule A hereto.

Section 3.11. No Employment Obligation. Each Non-Manager Member and each Employee Stockholder acknowledges that this Agreement creates no obligation on the part of the LLC (or any Controlled Affiliate thereof) to continue the employment of an Employee Stockholder or any other Person with the LLC (or any Controlled Affiliate thereof), and that such Employee Stockholder is an employee at will of the LLC and any of its Controlled Affiliates employing such Employee Stockholder.

Section 3.12. Capitalization of Excess Operating Cash Flow. If the Management Committee advises the Manager Member that, in its reasonable judgment (taking into account the anticipated revenue and expenses bases of the LLC), the Operating Allocation will exceed the foreseeable expenses of the LLC on a sustained basis (taking into account business conditions at the time and including both a reasonable allowance for either loss of business or a change in margins in the business), the Manager Member shall discuss in good faith with the Management Committee whether the Manager Member concurs in that view, and if the Manager Member after such discussion concurs in that view in its sole discretion, the Manager Member will further discuss with the Management Committee whether to capitalize a portion of such excess cash flow, the amount of any such excess that it is potentially appropriate to capitalize, and who the recipients of such capitalized excess cash flow should be from the management group.

Section 3.13. Miscellaneous. Each Member and each Employee Stockholder agrees that the enforcement of the provisions of Sections 3.8, 3.9 and 3.10 hereof are necessary to ensure the protection and continuity of the business, goodwill and confidential business information of the LLC (and any Controlled Affiliates thereof) for the benefit of each of the Members. Each Member and each Employee Stockholder agrees that, due to the proprietary nature of the LLC’s (and any of its Controlled Affiliates’) business, the restrictions set forth in Section 3.8 hereof are reasonable as to duration and scope. If any provision contained in this Article III shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Article III. It is the intention of the parties hereto that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or is any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would then be valid or enforceable under applicable law, such provision shall be construed and interpreted or reformed to provide for a restriction or covenant having the maximum enforceable geographic area, time period and other provisions as shall be valid and enforceable under applicable law. Each Member and Employee Stockholder acknowledges that the obligations and rights under Sections 3.8, 3.9 and 3.10 and this Section 3.13 shall survive the termination of the employment of an Employee Stockholder with the LLC (and with any applicable Controlled Affiliates thereof) and/or the withdrawal or removal of a Member from the LLC, regardless of the manner of such termination, withdrawal or removal, in accordance with the provisions hereof. Moreover, each Member agrees that the remedies provided herein are reasonably related to the anticipated loss that the LLC (and any Controlled Affiliates thereof) and the Members (including, without limitation, the Manager Member, which would be purchasing LLC Interests from a Non-Manager Member) would suffer upon a breach of such provisions. Except as agreed to by the Manager Member in advance in a writing making specific reference to this Article III, no Employee Stockholder or Non-Manager Member shall enter into any agreement or arrangement which is inconsistent with the terms and provisions hereof.

ARTICLE IV

CAPITAL CONTRIBUTIONS;
CAPITAL ACCOUNTS AND ALLOCATIONS; DISTRIBUTIONS

Section 4.1. Capital Contributions.

(a) As of immediately prior to the Effective Time, the LLC purchased all of assets, properties, rights, powers, privileges and business (and the goodwill associated therewith) described in the Purchase Agreement (and the LLC assumed all of the liabilities described in the Purchase Agreement), and the Members agree that the acquired property and the rights, subject to the liabilities, had the value set forth on Schedule A hereto and the Manger Member shall be deemed to have made a Capital Contribution equal to said value. Except as may be agreed to in connection with the issuance of additional LLC Interests, as specifically set forth herein, or as may be required under applicable law, the Members shall not be required to make any further capital contributions to the LLC. No Member shall make any capital contribution to the LLC without the prior consent of the Manager Member.

(b) No Member shall have the right to withdraw any part of his, her or its (or his, her or its predecessors in interest) Capital Contribution until the dissolution and winding up of the LLC (except as distributions otherwise expressly provided for in this Article IV may represent returns of capital, in whole or in part). No Member shall be entitled to receive any interest on any Capital Contribution made by it (or its predecessors in interest) to the LLC. No Member shall have any personal liability for the repayment of any Capital Contribution of any other Member.

Section 4.2. Capital Accounts; Allocations.

(a) There shall be established for each Member a Capital Account (a “Capital Account”) which, in the case of each Member, shall initially be equal to the Capital Contribution of such Member as set forth on Schedule A hereto.

(b) The Capital Account of each Member shall be adjusted in the following manner. Each Capital Account shall be increased by such Member’s allocable share of income and gain, if any, of the LLC (as well as the Capital Contributions made by a Member after the Effective Time, including, without limitation, any Capital Contributions deemed to have been made to the LLC by the Manager Member pursuant to the operation of clause (ii) of the last paragraph of Section 3.5(b) hereof) and shall be decreased by such Member’s allocable share of deductions and losses, if any, of the LLC and by the amount of all distributions made to such Member. The amount of any distribution of assets other than cash shall be deemed to be the Fair Market Value of such assets (net of any liabilities encumbering such property that the distributee Member is considered to assume or take subject to). Capital Accounts shall also be adjusted upon the issuance of additional LLC Interests as set forth in Section 5.5(c) and upon the transfer of LLC Interests as set forth in Section 5.1. To the extent not otherwise provided for in this Agreement, the Capital Accounts of the Members shall be adjusted and maintained in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), as the same may be amended or revised. Any references in any section of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above.

(c) Subject to Sections 4.2(e), 4.2(g) and 4.5 hereof, all items of LLC income and gain shall be allocated among the Members’ Capital Accounts at the end of every calendar quarter as follows:

(i) first, items of income and gain (if any) shall be allocated to the Manager Member in an amount equal to the product of (A) the Owners’ Allocation for such calendar quarter, multiplied by (B) a fraction (I) the numerator of which is the number of LLC Units held by the Manager Member as of the first day of such calendar quarter and (II) the denominator of which is the number of LLC Units outstanding as of the first day of such calendar quarter;

(ii) second, items of income and gain (if any) shall be allocated to the Manager Member until the Manager Member has been allocated cumulative income and gain under this Section 4.2(c)(ii) equal to the cumulative amount of losses and deductions allocated to the Manager Member under Sections 4.2(d)(ii) and 4.2(d)(iii) in prior periods (if any);

(iii) third, items of income and gain (if any) shall be allocated to each Non-Manager Member in an amount equal to the product of (I) the Owners’ Allocation for such calendar quarter, multiplied by (II) a fraction (x) the numerator of which is the number of LLC Units held by such Non-Manager Member as of the first day of such calendar quarter and (y) the denominator of which is the number of LLC Units outstanding as of the first day of such calendar quarter, until the aggregate amount of such items of income and gain allocated to the Members (including both the Manager Member and the Non-Manager Members) pursuant to Sections 4.2(c)(i), 4.2(c)(ii) and this 4.2(c)(iii) for such calendar quarter equals the total amount of the Owners’ Allocation for such calendar quarter; and

(iv) finally, all remaining items of LLC income and gain shall be allocated among the Non-Manager Members in accordance with (and in proportion to) each Non-Manager Member’s respective number of LLC Units on the first day of such calendar quarter.

(d) Subject to Sections 4.2(f), 4.2(g) and 4.5 hereof, all items of LLC loss and deduction shall be allocated among the Members’ Capital Accounts at the end of every calendar quarter as follows:

(i) first, all items of LLC loss and deduction for such calendar quarter shall be allocated: (A) first, among the Non-Manager Members in accordance with (and in proportion to) each Non-Manager Member’s respective number of LLC Units on the first day of such calendar quarter, until the aggregate amount of such items of loss and deduction allocated to the Non-Manager Members pursuant to this clause (A) equals the aggregate amount of allocations of income and gain to the Non-Manager Members pursuant to Section 4.2(c)(iv) for such calendar quarter and (B) second, among the Non-Manager Members in accordance with (and in proportion to) their respective numbers of LLC Units on the first day of such calendar quarter, until the Capital Accounts of all of the Non-Manager Members shall have been reduced to zero (0) (after giving effect to the allocations of income and gain for such calendar quarter under Section 4.2(c)); provided that no additional loss or deduction shall be allocated to any Non-Manager’s Capital Account pursuant to this Section 4.2(d)(i) once such Capital Account has been reduced to zero (0) (but items of loss and deduction shall continue to be allocated to the Capital Accounts of the other Non-Manager Members pursuant to this Section 4.2(d)(i) until all such Non-Manager Members’ Capital Accounts have been reduced to zero (0));

(ii) second, any remaining items of LLC loss and deduction for such calendar quarter not allocated to the Non-Manager Members under Section 4.2(d)(i) shall be allocated to the Manager Member until its Capital Account shall have been reduced to zero (0); and

(iii) finally, any remaining items of LLC loss and deduction for such calendar quarter not allocated to the Members under Sections 4.2(d)(i) and 4.2(d)(ii) shall be allocated among all Members in accordance with (and in proportion to) each Member’s respective number of LLC Units as of the first day of such calendar quarter.

(e) If the LLC has a net gain from the sale, exchange or other disposition of all, or a substantial portion (as determined by the Manager Member) of, the assets of the LLC and its Controlled Affiliates, then that net gain shall be allocated among the Members as follows:

(i) first, net gain shall be allocated to the Manager Member until the Manager Member has been allocated cumulative gain which, together with income and gain previously allocated to the Manager Member under Section 4.2(c)(ii) hereof and this Section 4.2(e)(i), equals the cumulative amount of losses and deductions allocated to the Manager Member under Sections 4.2(d)(ii) and 4.2(d)(iii) in prior periods;

(ii) second, an aggregate amount of net gain equal to the positive difference between (A) the Liquidation Preference and (B) the aggregate positive Capital Account balances of those Members holding Series A LLC Units as of the date of the transaction (or an allocable portion thereof, in the case of any Member holding both Series A LLC Units and Series B LLC Units as of the date of such transaction) shall be allocated among those Members holding Series A LLC Units as of the date of the transaction in accordance with (and in proportion to) their respective number of Series A LLC Units as of the date of the transaction; provided, however, that, in the event the ratio of (I) the aggregate Capital Account balances of any Non-Manager Members holding Series A LLC Units, on the one hand, to (II) the Capital Account balance of the Manager Member, on the other hand, is less than the ratio of (X) the Applicable Aggregate Non-Manager Member Allocation Percentage, on the one hand, to (Y) the Applicable Manager Member Allocation Percentage, on the other hand, then in such event, the aggregate net gain described in this clause (ii) shall first be allocated to such Non-Manager Members holding Series A LLC Units (in accordance with, and in proportion to, their respective number of Series A LLC Units) until such ratios are equal (and thereafter shall be allocated in accordance with this clause (ii) without further application of this proviso);

(iii) third, net gain shall be allocated among the Non-Manager Members in accordance with (and in proportion to) their respective number of LLC Units as of the date of the transaction, until the ratio of (I) the aggregate Capital Account balances of the Non-Manager Members, on the one hand, to (II) the Capital Account balance of the Manager Member, on the other hand, is equal to the ratio of (X) the Applicable Aggregate Non-Manager Member Allocation Percentage, on the one hand, to (Y) the Applicable Manager Member Allocation Percentage, on the other hand; and

(iv) thereafter, net gain shall be allocated among the Members in accordance with (and in proportion to) their respective number of LLC Units as of the date of the transaction.

(f) If the LLC has a net loss from any sale, exchange or other disposition of all, or a substantial portion (as determined by the Manager Member) of, the assets of the LLC and its Controlled Affiliates, then that net loss shall be allocated among the Members in accordance with (and in proportion to) their respective number of LLC Units as of the date of the transaction; provided that no additional losses shall be allocated to a Member once its Capital Account has been reduced to zero (0) (but losses shall continue to be allocated to the Capital Accounts of the other Members pursuant to this Section 4.2(f)) until all Members’ Capital Accounts have been reduced to zero (0), and thereafter any remaining amount of such losses shall be allocated among all Members pursuant to this Section 4.2(f) in accordance with (and in proportion to) each Member’s respective number of LLC Units as of the first day of such calendar quarter.

(g) In the event that during any calendar quarter (or any fiscal year of the LLC) there is any change of Members or LLC Units held by the Members (whether as a result of the admission of an Additional Non-Manager Member, the redemption by the LLC of all (or any portion) of any Member’s LLC Units, an issuance or transfer of any LLC Units or otherwise), the following shall apply (and shall be implemented as determined by the Manager Member): (i) such change shall be deemed to have occurred as of the end of the last day of the calendar quarter in which such change occurred, (ii) the books of account of the LLC shall be closed effective as of the close of business on the effective date of any such change as set forth in clause (i) and such fiscal year shall thereupon be divided into two or more portions, (iii) each item of income, gain, loss and deduction shall be determined (on the closing of the books basis) for the portion of such fiscal year ending with the date on which the books of account of the LLC are so closed, and (iv) each such item for such portion of such fiscal year shall be allocated (pursuant to the provisions of Sections 4.2(c) and (d) hereof) to those Persons who were Members during such portion of such fiscal year in accordance with their respective LLC Units during such period.

Section 4.3. Distributions.

(a) Subject to Section 4.4 hereof, from and after the Effective Time, within thirty (30) days after the end of each calendar quarter, the LLC shall, to the extent cash is available therefor at the LLC or any of its Controlled Affiliates (and the LLC shall cause its Controlled Affiliates to distribute any such available cash to the LLC, to the extent required for distributions pursuant hereto and not in violation of any laws applicable to such Controlled Affiliates), and based on the unaudited financial statements for such calendar quarter prepared in accordance with Section 8.3 hereof (after approval of such financial statements by the Manager Member), (i) first, distribute to the Manager Member an amount equal to the allocations of income and gain to the Manager Member pursuant to Sections 4.2(c)(i) and 4.2(c)(ii) for such calendar quarter (less the Manager Member’s pro rata portion of any Owners’ Allocation Expenditures made in such calendar quarter) plus any previous calendar quarter to the extent not then distributed, and (ii) second, distribute to each Non-Manager Member (and each Person who was a Non-Manager Member at any time during such calendar quarter) an amount equal to the allocation of income and gain to such Non-Manager Member pursuant to Sections 4.2(c)(iii) and 4.2(c)(iv) for such calendar quarter (less an amount equal to each such Person’s pro rata portion of any Owners’ Allocation Expenditures made in such calendar quarter) plus any previous calendar quarter to the extent not then distributed, less an amount equal to the allocation of losses and deductions to such Non-Manager Member pursuant to Section 4.2(d)(i) for such calendar quarter. Within sixty (60) days after the end of each fiscal year of the LLC, the LLC shall, based on the audited financial statements prepared in accordance with Section 8.3 hereof, make a distribution of the remaining amounts (if any) for such completed fiscal year which were allocated pursuant to Sections 4.2(c)(i), 4.2(c)(ii), 4.2(c)(iii) and 4.2(c)(iv) (but not previously distributed) and any previous fiscal year to the extent not then distributed (less each applicable recipient’s pro rata portion of any Owners’ Allocation expenditures made in such fiscal year), such distribution to be made in accordance with clauses (i) and (ii) of the prior sentence, whenever and to the extent cash is available therefor at the LLC or any of its Controlled Affiliates (and the LLC shall cause its Controlled Affiliates to distribute any such available cash to the LLC, to the extent required for such distributions and not in violation of any laws applicable to such Controlled Affiliates). Notwithstanding the foregoing provisions of this Section 4.3(a), the Manager Member may, with the approval of the Management Committee, from time to time reserve and not distribute portions of the Owners’ Allocation for LLC purposes (including without limitation to increase the net worth of the LLC, to make capital expenditures (such as the creation of or investment in a Controlled Affiliate) or to create a reserve for anticipated purchases of LLC Interests); provided, however, that any such reservation shall be made from all Members pro rata in proportion to LLC Units and that such funds shall be maintained in the Receipts Account (as defined below) pending expenditure thereof; and provided, further, that to the extent such reserve is not used for LLC purposes as contemplated by the Manager Member and the Management Committee, such reserve shall be distributed in accordance with this Section 4.3(a). To the extent that cash is for any reason not available to make a distribution to the Manager Member pursuant to this Section 4.3(a) of the time such distribution otherwise would have been required by this Section 4.3(a) to be made to the Manager Member if cash were available therefor (or in the event that the LLC for any other reason does not make a required distribution to the Manager Member within thirty (30) days following a calendar quarter end or sixty (60) days following a fiscal year end, as applicable), then such distribution shall be made to the Manager Member by the LLC as promptly as possible following the date it was otherwise required to be made under this Section 4.3(a), together with interest thereon calculated from the thirtieth (30th) day following such calendar quarter end or the sixtieth (60th) day following such fiscal year end (as applicable) at a rate per annum equal to the prime lending rate then in effect as reported by JP Morgan Chase, which interest shall be borne by the LLC as an operating expense payable out of the Operating Allocation.

(b) To give effect to the foregoing, the LLC shall have two (2) bank accounts. The first account (the “Receipts Account”) shall have as its authorized signatories such representatives of the LLC and the Manager Member as the Management Committee and the Manager Member shall deem appropriate or desirable. All of the LLC’s receipts shall be paid into the Receipts Account; provided, however, that on a weekly basis, the LLC shall transfer twenty-eight percent (28%) of receipts paid into this account to a second account (the “Owners’ Allocation Account”) which shall have as its authorized signatories such representatives of the LLC and the Manager Member as the Management Committee and the Manager Member shall deem appropriate or desirable. The Manager Member shall use the Owners’ Allocation Account to make all distributions of Owners’ Allocation pursuant to Section 4.3(a) above and to fund all Owners’ Allocation Expenditures. The Manager Member shall retain in the Owners’ Allocation Account any amount which gives rise to the right to make distributions pursuant to Section 4.3(c) hereof (including, without limitation, the proceeds of sales of assets, insurance proceeds and the proceeds of issuance of additional LLC Interests) and shall distribute such amounts in accordance with the provisions of Section 4.3(c). The Receipts Account shall be used by the Management Committee to make all operating expense payments (including payments of salary and bonus) out of the Operating Allocation. Within thirty (30) days after the end of each calendar quarter, based on the unaudited financial statements for such calendar quarter prepared in accordance with Section 8.3 hereof, and within ninety-five (95) days after the end of each fiscal year of the LLC, based on the audited financial statements prepared in accordance with Section 8.3 hereof, the Manager Member and the LLC shall cause such transfers between the Receipts Account and the Owners’ Allocation Account to reflect the appropriate allocations between Operating Allocation and Owners’ Allocation and other amounts excluded from the definition of Revenue from Operations hereunder.

(c) Except to the extent distributions are provided for in Section 4.3(a) hereof, any other amounts or proceeds available for distribution to the Members (if any) (after taking into account the use or reservation of Operating Allocation pursuant to Section 3.5(b)) shall be distributed to the Members at such times as may be determined by the Manager Member, provided that any such distribution shall be made among the Members (i) first, in accordance with (and in proportion to) the positive balances (if any) in the respective Capital Accounts of the Members (as determined immediately prior to such distribution) until all such positive Capital Account balances have been reduced to zero, and (ii) thereafter, among all Members in accordance with (and in proportion to) their respective numbers of LLC Units at the time of such distribution (provided, however, that if a Member has made a Capital Contribution after the Effective Time, the Manager Member may cause the LLC first to make a priority return of such Capital Contribution and provided further that the Manager Member may cause the LLC to first make a priority distribution to the Manager Member of an amount equal to the working capital of the business acquired pursuant to the Purchase Agreement on the date of said acquisition).

(d) Notwithstanding any other provision of this Agreement, the LLC shall not make a distribution to any Member on account of its LLC Interest if such distribution would violate the Act or other applicable law.

Section 4.4. Distributions Upon Dissolution; Establishment of a Reserve Upon Dissolution.

Upon the dissolution of the LLC, the assets of the LLC shall first go toward the payment (or the making of reasonable provision for the payment) of all liabilities of the LLC owing to creditors, including without limitation the establishment of such reserves as the Manager Member (or if there is none, the Liquidating Trustee) deems necessary or advisable to provide for any liabilities or other obligations of the LLC. The Manager Member (or if there is none, the Liquidating Trustee) may cause the LLC to pay any such reserves over to a bank (or other third party) to be held in escrow for the purpose of paying any such liabilities or other obligations. At the expiration of such period(s) as the Manager Member (or Liquidating Trustee, if there is no Manager Member) may deem necessary or advisable, any remaining amount of such reserves (if any), and any other assets available for distribution, or a portion thereof (as determined by the Manager Member or, if there is none, the Liquidating Trustee), shall be distributed to the Members as follows:

(i) First, among the Members holding Series A LLC Units as of the date of dissolution in accordance with the positive balances (if any) in their respective Capital Accounts (as determined immediately prior to such distribution) until all such positive Capital Account balances have been reduced to zero;

(ii) second, among the Members holding Series A LLC Units as of the date of dissolution, in an amount equal to the Liquidation Preference minus the aggregate net gain (if any) allocated to such Members pursuant to Section 4.2(e)(ii) hereof in connection with such dissolution, ratably in accordance with (and in proportion to) the respective number of Series A LLC Units held by such Members as of the date of dissolution;

(iii) third, among the Members holding Series B LLC Units as of the date of dissolution in accordance with the positive balances (if any) in their respective Capital Accounts (as determined immediately prior to such distributions) until all such positive Capital Account balances have been reduced to zero; and

(iv) thereafter, among the Members in accordance with (and in proportion to) their respective number of LLC Units as of the date of dissolution.

If any assets of the LLC are to be distributed in kind in connection with such liquidation, such assets shall be distributed on the basis of their Fair Market Value (net of any liabilities encumbering such assets) and, to the greatest extent practicable under the circumstances (as determined by the Manager Member or, if there is none, the Liquidating Trustee), shall be distributed pro rata in accordance with the total amounts to be distributed to each Member. In the event that a distribution referenced in the preceding sentence is not distributed pro rata, the Members understand and acknowledge that a Member may be compelled to accept a distribution of any asset in kind from the LLC despite the fact that the percentage of the asset distributed to such Member exceeds the percentage of that asset which is equal to the percentage in which such Member shares in distributions from the LLC. Immediately prior to the effectiveness of any such distribution-in-kind, each item of gain and/or loss that would have been recognized by the LLC had the property being distributed instead been sold by the LLC for its Fair Market Value shall be determined and allocated to those Persons who were Members immediately prior to the effectiveness of such distribution in accordance with Section 4.2(c) and 4.2(d).

Section 4.5. Proceeds from Capital Contributions and the Sale of Securities; Insurance Proceeds; Certain Special Allocations.

(a) Minimum Gain Chargeback. Notwithstanding any other provision in this Article IV, if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any taxable year, the Members shall be specially allocated items of LLC income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.7042(g)(2) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 4.5(a) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations Sections and shall be interpreted consistently therewith; including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulations Sections 1.7042(f) and 1.704-2(i)(4).

(b) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of LLC income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the deficit balance in his Capital Account created by such adjustments, allocations or distributions as promptly as possible.

(c) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore, if any, pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of LLC income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.5(c) shall be made only if and to the extent that a Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article IV have been tentatively made as if Section 4.5(b) and this Section 4.5(c) were not in this Agreement.

(d) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated among the Members in accordance with their respective numbers of LLC Units.

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated to the Member who bears the economic risk of loss with respect to the liability to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(j).

(f) Curative Allocations. The allocations set forth in Sections 4.5(a), (b), (c), (d), and (e) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of LLC income, gain, loss or deduction pursuant to this Section 4.5(f), and to the extent Regulatory Allocations are necessary, it is the intent of the Members that they be made in as consistent a manner with the provisions of Section 4.2 hereof as practicable, subject to compliance with the Treasury Regulations. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Manager Member shall make such offsetting special allocations of LLC income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not a part of this Agreement and all LLC items were allocated pursuant to Section 4.2. In exercising its discretion under this Section 4.5(f), the Manager Member shall take into account future Regulatory Allocations under Section 4.5(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.5(d) and (e).

(g) Proceeds of Capital Contribution and Securities Issuances. Capital Contributions made by any Member after the Effective Time, and any proceeds from the issuance of securities by the LLC, may in the sole discretion of the Manager Member be used for the benefit of the LLC (including without limitation provision for the purchase or redemption of any LLC Interests to be purchased or redeemed by the LLC), or may be distributed by the LLC to the Members in the sole discretion of the Manager Member, in which case any such proceeds shall be allocated and distributed among the Members in accordance with their respective LLC Units immediately prior to the date of such contribution or issuance of securities (it being understood that in the event the proceeds are a promissory note or other receivable, any such distribution shall only occur (if at all) upon receipt by the LLC of cash in respect thereof).

(h) Proceeds of Key-Man Life or Disability Insurance. In the event of the death or Permanent Incapacity of an Employee Stockholder covered by key-man life or disability insurance, the premiums on which have been paid by the LLC (or any Controlled Affiliate thereof), the proceeds of any such policy (net of any expected tax liability to be incurred by the LLC, any Controlled Affiliate thereof and/or any Member as a result of the receipt by the LLC (or a Controlled Affiliate thereof) of such proceeds) may, in the sole discretion of the Manager Member, (i) be used for the benefit of the LLC (e.g., the making of capital expenditures), or (ii) be distributed by the LLC to the Members in which case such proceeds shall be allocated and distributed among the Members in accordance with their respective LLC Units immediately following the Purchase of LLC Interests from such Employee Stockholder (or its related Non-Manager Member) under Section 3.10 hereof. Notwithstanding any other provision of this Agreement to the contrary, in the event the LLC (or any Controlled Affiliate thereof) receives proceeds from any insurance policy owned or otherwise maintained by or benefiting the LLC (or a Controlled Affiliate thereof) and the receipt of such proceeds is for any reason expected by the Manager Member to result in a tax liability to one or more of the Members, the Manager Member may, in its sole discretion, distribute that portion of such insurance proceeds to such Member(s) as is necessary to partially or fully (in the Manager Member’s sole discretion) reimburse such Member(s) for the actual tax liabilities incurred by such Member(s) as a result of the LLC’s (or its Controlled Affiliate’s) receipt of such proceeds and the receipt by such Member of a distribution pursuant to this sentence; provided that, in the event the Manager Member determines to make any distributions of proceeds pursuant to this sentence, each Member incurring tax liabilities as a-result of the LLC’s (or its Controlled Affiliate’s) receipt of such insurance proceeds shall be reimbursed in the same proportion (as compared to the total tax liability it incurs) as each other Member receiving reimbursement pursuant to this sentence; and provided, further, that any Member receiving reimbursement pursuant to this sentence shall promptly reimburse to the LLC any portion of such reimbursement that exceeds the actual tax liabilities resulting to such Member as a result of the LLC’s (or its Controlled Affiliate’s) receipt of such insurance proceeds and the receipt by such Member of a distribution pursuant to this sentence.

(i) Depreciation and Amortization. All items of depreciation or amortization (as calculated for book purposes in accordance with GAAP, consistently applied) on account of the intangible items of property of the LLC at the Effective Time shall be specially allocated to the Manager Member, and all items of depreciation or amortization (as calculated for book purposes in accordance with GAAP, consistently applied) on account of the tangible items of property of the LLC at the Effective Time shall be specially allocated to the Non-Manager Members as set forth in Section 4.2(d)(i). All items of depreciation or amortization (as calculated for book purposes in accordance with GAAP, consistently applied) on account of property (whether tangible or intangible) purchased out of the Operating Allocation shall be allocated to the Non-Manager Members as set forth in Section 4.2(d)(i), and all items of depreciation or amortization (as calculated for book purposes in accordance with GAAP, consistently applied) on account of property (whether tangible or intangible) purchased out of the Owners’ Allocation shall be allocated among the Members in accordance with their respective numbers of LLC Units on the date the property was purchased.

Section 4.6. Tax Allocations. For income tax purposes only, each item of income, gain, loss and deduction of the LLC shall be allocated among the Members in the same manner as the corresponding items of income, gain, loss and deduction and specially allocated items are allocated for Capital Account purposes, provided that in the case of any LLC asset the Carrying Value of which differs from its adjusted tax basis for federal income tax purposes, income, gain, loss and deduction with respect to such asset shall be allocated solely for income tax purposes in accordance with the principles of Sections 704(b) and (c) of the Code (in any manner determined by the Manager Member in its sole discretion) so as to take account of the difference between the Carrying Value and the adjusted basis of such asset.

Section 4.7. Other Allocation Provisions. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations. Sections 4.2(c) to 4.2(f), and Sections 4.5 and 4.6 may be amended at any time by the Manager Member if necessary, in the opinion of tax counsel to the LLC or the Manager Member, to comply with such regulations, so long as any such amendment (a) does not materially change the relative economic interests of the Members and (b) to the extent practicable in the Manager Member’s reasonable judgment, applies consistently to all Non-Manager Members.

Section 4.8. Withholding. The Manager Member is authorized to cause the LLC to withhold from distributions to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Code or any other provisions of federal, state or local law. Any amounts so withheld shall be treated as distributed to such Member pursuant to this Article IV for all purposes of this Agreement and, if withheld from amounts allocated but not distributed, shall be offset against the next amounts otherwise distributable to such Member.

ARTICLE V

TRANSFER OF LLC INTERESTS BY NON-MANAGER
MEMBERS; RESIGNATION, REDEMPTION AND WITHDRAWAL BY
NON-MANAGER MEMBERS;
ADMISSION OF ADDITIONAL NON-MANAGER MEMBERS

Section 5.1. Transferability of Interests. No interest of a Non-Manager Member (or transferee thereof) in the LLC (including without limitation LLC Interests) may, directly or indirectly, be sold, assigned, transferred, gifted or exchanged, nor may any Non-Manager Member (or transferee thereof) offer to do any of the foregoing (each, a “Transfer”), nor may any direct or indirect interest in any Non-Manager Member be, directly or indirectly, Transferred by any holder thereof, nor may any stockholder or other holder of an ownership interest in any Non-Manager Member which is not a natural person offer to do any of the foregoing, and no Transfer by a Non-Manager Member (or transferee thereof) or holder of an ownership interest in a Non-Manager Member shall be binding upon the LLC or any Non-Manager Member, in each case unless (i) such Transfer is expressly permitted by this Article V and (ii) the Manager Member receives an executed copy of the documents effecting such Transfer and such documents are in compliance with the requirements of this Article V and otherwise in form and substance reasonably satisfactory to the Manager Member. The transferee of an interest in the LLC may become a substitute Non-Manager Member, and a Non-Manager Member which is not a natural person may remain a Member of the LLC following the Transfer of an ownership interest in such Non-Manager Member, in each case only upon the terms and conditions set forth in Section 5.2. If a transferee of an interest of a Non-Manager Member in the LLC does not become (and until any such transferee becomes) a substitute Non-Manager Member, or if a Non-Manager Member in which an ownership interest has been Transferred does not remain a Member of the LLC following such Transfer, in either case in accordance with the provisions of Section 5.2, such Person shall not be entitled to exercise or receive any of the rights, powers or benefits of a Non-Manager Member other than the right to receive distributions which the assigning Non-Manager Member has Transferred to such Person in compliance with this Section 5.1. Each Employee Stockholder and Non-Manager Member agrees to comply, and to cause its owners and transferees to comply (as applicable), with the provisions of this Article V.

A Non-Manager Member’s LLC Interests (or, in the case of a Non-Manager Member which is not a natural person, direct (but in no event indirect) ownership interests in such Non-Manager Member) may be Transferred solely:

(a) with the prior written consent of the Manager Member, which consent may be granted or withheld by the Manager Member in its reasonable discretion;

(b) (i) upon the death of such Non-Manager Member (in the case of a Non-Manager Member who is a natural person), with respect to LLC Interests held by such Non-Manager Member, (ii) upon the death of a direct holder of ownership interests in such Non-Manager-Member (in the case of a Non-Manager Member which is not a natural person), with respect to the direct ownership interests in such Non-Manager Member held by such deceased holder, in either such case such specified ownership interests may be Transferred by will or the laws of descent and distribution (without the consent of the Manager Member, but subject in all cases to the provisions of Section 3.10 hereof, which shall continue to be binding upon the LLC Interests of such Non-Manager Member (and the holders thereof) notwithstanding such death) or (iii) in connection with the appointment of a legal guardian or conservator for such Non-Manager Member or a direct holder of equity interests therein (as applicable) in the event of incapacity, to the extent such legal guardian or conservator succeeds as a matter of law to record ownership of such LLC Interests or direct ownership interests (as applicable) and provided that such Non-Manager Member or holder of direct ownership interests (as applicable) remains the beneficial owner of such interests;

(c) (i) an Employee Stockholder who is a Non-Manager Member may Transfer his or her LLC Interests, or (ii) direct ownership interests in a Non-Manager Member which is not a natural person may be Transferred by its related Employee Stockholder, in either such case to members of such Employee Stockholder’s Immediate Family (or trusts for the benefit of such Employee Stockholder or the members of such Employee Stockholder’s Immediate Family, provided that any such trust does not require or permit distribution of such interests other than to such Employee Stockholder, members of such Employee Stockholder’s Immediate Family, or such Employee Stockholder’s related original Non-Manager Member that is a party hereto) without the consent of the Manager Member;

provided that in the case of (b) or (c) above, (i) the transferee first enters into an agreement with the LLC in form and substance reasonably satisfactory to the Manager Member agreeing to be bound by the provisions of this Agreement, and (ii) whether or not the transferee enters into such an agreement, such LLC Interests and ownership interests in such Non-Manager Member (as applicable) shall thereafter remain subject to this Agreement.

Notwithstanding the foregoing, no Non-Manager Member’s interest in the LLC may be Transferred (and no ownership interest in a Non-Manager Member which is not a natural person may be Transferred) (i) if after giving effect to such Transfer, the total number of Members of the LLC would be deemed to exceed one hundred (100) (as determined in accordance with Treasury Regulations §  1.7704-1(h)), unless such Transfer is a Transfer described in Treasury Regulations §  1.7704-1(e), or (ii) if such Transfer (A) is required to be registered under the Securities Act, or (B) is not required to be registered under the Securities Act by reason of Regulation S thereunder, but would have been required to be registered under the Securities Act if the Transfer had been made within the United States, or if such Transfer would otherwise violate the securities or other laws of any jurisdiction.

For all purposes of this LLC Agreement, any Transfers of LLC Interests shall be deemed to occur as of the end of the last day of the calendar quarter in which any such Transfer would otherwise have occurred. Upon any Transfer of LLC Interests in accordance with the provisions hereof, the Manager Member shall make the appropriate revisions to Schedule A hereto.

Each time LLC Interests (including without limitation additional LLC Units) are Transferred or Purchased, the Manager Member may in its sole discretion elect to revalue the Capital Accounts of all the Members. If the Manager Member so elects, then the Capital Accounts of all the Members shall be adjusted as follows: (i) The Manager Member shall determine the proceeds which would be realized if the LLC sold all its assets at such time for a price equal to the Fair Market Value of such assets, and (ii) the Manager Member shall allocate amounts equal to the gain or loss which would have been realized upon such a sale to the Capital Accounts of all the Members immediately prior to such Transfer in accordance with Sections 4.2(e) and 4.2(f) hereof.

No interests of a Non-Manager Member in the LLC (including without limitation LLC Interests) may be pledged, hypothecated, optioned or encumbered, nor may any direct or indirect ownership interests in a Non-Manager Member be pledged, hypothecated, optioned or encumbered, nor may any offer to do any of the foregoing be made, without the prior written consent of the Manager Member in its sole discretion.

Section 5.2. Substitute Non-Manager Members. No transferee of interests of a Member in the LLC (including without limitation LLC Interests) shall become a Member, and no Non-Manager Member in which any direct or indirect ownership interests have been Transferred shall remain a Member of the LLC, in either case except in accordance with this Section 5.2. The Manager Member may in its sole discretion admit as a substitute Non-Manager Member (with respect to all or a portion of the LLC Interests held by a Person), any Person that acquires an LLC Interest by Transfer from another Member in accordance with Section 5.1 hereof, or that acquires an LLC Interest from the Manager Member in accordance with Section 6.1 hereof, and the Manager Member may in its sole discretion permit any Non-Manager Member in which all of the ownership interests have been Transferred to remain a Member of the LLC (and such Non-Manager Member otherwise automatically shall cease to be a Member of the LLC). The admission of a transferee as a substitute Non-Manager Member shall, in all events, be conditioned upon the execution of an instrument satisfactory in form and substance to the Manager Member whereby such transferee becomes a party to this Agreement as a Non-Manager Member. Upon the admission of a substitute Non-Manager Member in accordance with this Section 5.2, the Manager Member shall make the appropriate revisions to Schedule A hereto.

Section 5.3. Allocation of Distributions Between Transferor and Transferee; Successor to Capital Accounts. Upon the Transfer of LLC Interests in accordance with this Article V, distributions pursuant to Article IV after the date of such Transfer shall be made to the Person owning the LLC Interest at the date of distribution, unless the transferor and transferee otherwise agree and so direct the LLC and the Manager Member in a written statement signed by both the transferor and transferee. In connection with a Transfer by a Member of LLC Interests, the transferee shall succeed to a pro rata (based on the percentage of such Person’s LLC Interests Transferred) portion of the transferor’s Capital Account, unless the transferor and transferee otherwise agree and so direct the LLC and the Manager Member in a written statement signed by both the transferor and transferee and consented to by the Manager Member.

Section 5.4. Resignation, Redemptions and Withdrawals. No Non-Manager Member shall have the right to resign as a Member, to cause the redemption of its interest in the LLC in whole or in part, or otherwise to withdraw as a Member of the LLC, except (a) with the consent of the Manager Member in its sole discretion or (b) as is expressly provided for in Section 3.10 hereof in connection with a Purchase. Upon any resignation, redemption or withdrawal as a Member, the Non-Manager Member shall only be entitled to the consideration (if any) provided for by Section 3.10 hereof upon the purchase of its LLC Interest, if and to the extent that one of such Sections provides for such a purchase (and shall in no event be entitled to a withdrawal, redemption or distribution of its Capital Account in whole or in part). Upon the resignation, redemption or withdrawal, in whole or in part, by a Non-Manager Member, the Manager Member shall make the appropriate revisions to Schedule A hereto.

Section 5.5. Issuance of Additional LLC Interests.

(a) Except as provided in Section 5.2, additional Non-Manager Members (each, an “Additional Non-Manager Member”) may be admitted to the LLC, and such Additional Non-Manager Members may be issued LLC Units (or other LLC Interests), only upon the prior written consent of the Manager Member and the Management Committee (and then upon such terms and conditions as may be established by the Manager Member, including without limitation upon such Additional Non-Manager Member’s execution of an instrument in form and substance satisfactory to the Manager Member whereby such Person becomes a party to this Agreement as a Non-Manager Member).

(b) Existing Non-Manager Members may be issued additional LLC Units (or other LLC Interests) by the LLC only upon the prior written consent of the Manager Member and the Management Committee (and then upon such terms and conditions as may be established by the Manager Member). The Manager Member or its Affiliates may only be issued additional LLC Units (or other LLC Interests) upon the approval of the Management Committee.

(c) Each time additional LLC Interests are issued (including, without limitation, additional LLC Units), the Capital Accounts of all the Members shall be adjusted as follows: (i) the Manager Member shall determine the proceeds which would be realized if the LLC sold all its assets at such time for a price equal to the Fair Market Value of such assets and (ii) the Manager Member shall allocate amounts equal to the gain or loss which would have been realized upon such a sale to the Capital Accounts of all the Members immediately prior to such issuance in accordance with Sections 4.2(e) and 4.2(f) hereof.

(d) Upon the issuance of additional LLC Interests in accordance with the provisions of this Article V, the Manager Member shall make the appropriate revisions to Schedule A hereto.

(e) Notwithstanding anything in this Agreement to the contrary, (i) no additional LLC Interests may be issued if, giving effect to such issuance, the total number of Members would be deemed to exceed one hundred (100) as determined in accordance with Treasury Regulation Section 1.7704-1(h), and (ii) no LLC Interests may be issued (A) in a transaction that is required to be registered under the Securities Act, or (B) in a transaction that is not required to be registered under the Securities Act by reason of Regulation S thereunder unless the offering and sale of the LLC Interests would not have been required to be registered under the Securities Act if the LLC Interests had been offered and sold within the United States, or in any transaction that would otherwise violate the securities or other laws of any jurisdiction.

Section 5.6. Additional Requirements for Transfer or for Issuance. As additional conditions precedent to the validity of (x) any Transfer of a Non-Manager Member’s interest in the LLC (or, in the case of a Non-Manager Member which is not a natural person, direct or indirect ownership interests in such Non-Manager Member) (pursuant to Section 5.1 hereof), or (y) the issuance of additional LLC Interests (pursuant to Section 5.5 above), such Transfer or issuance (as applicable) shall not: (i) cause the LLC to become subject to regulation as an “investment company” under the 1940 Act, and the rules and regulations of the SEC thereunder, (ii) result in the assignment or termination of any contract to which the LLC (or any Controlled Affiliate thereof) is a party and which individually or in the aggregate are material (it being understood and agreed that any contract pursuant to which the LLC or a Controlled Affiliate thereof provides Investment Services is material), or (iii) result in the treatment of the LLC as an association taxable as a corporation or as a “publicly traded partnership” for federal income tax purposes.

The Manager Member may require reasonable evidence as to the foregoing, including, without limitation, a favorable opinion of counsel in form and substance reasonably acceptable to the Manager Member, which expense shall be borne by the parties to such transaction (and to the extent the LLC is such a party, shall be paid from the Operating Allocation).

To the fullest extent permitted by law, any Transfer or issuance that violates the provisions of this Article V shall be null and void.

Section 5.7. Registration of LLC Interests. The LLC Interests constitute “securities,” as such term is defined in 6 Del. C. §  8-102(15), governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. §  8-101, et seq.). The LLC shall maintain a record of the ownership of LLC Interests which shall be set forth on Schedule A hereto (and which shall be amended from time to time to reflect transfers of ownership of LLC Interests in accordance with the provisions of this Agreement). Subject to restrictions on the transferability of LLC Interests as set forth herein, LLC Interests shall be transferred by delivery to the LLC of an instruction by the registered owner of an LLC Interest requesting registration of transfer of such LLC Interest and the recording of such transfer in the records of the LLC.

Section 5.8. Representation of Members. The Manager Member and each Non-Manager Member (including any Additional Non-Manager Member) hereby represents and warrants to the LLC and each other Member, and acknowledges (as applicable), that (a) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the LLC and making an informed investment decision with respect thereto, (b) it is able to bear the economic and financial risk of an investment in the LLC for an indefinite period of time, (c) it is acquiring an interest in the LLC for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof, (d) the equity interests in the LLC have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with, and (e) the execution, delivery and performance of this Agreement, and of each other agreement referenced herein to which such Member is a party, by such Member have been duly authorized in all necessary respects, do not require it to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any existing law or regulation applicable to it, any provision of its charter, by-laws or other governing documents or any agreement or instrument to which it is a party or by which it is bound, and this Agreement and each such other agreement referenced herein to which such Member is a party has been duly executed and delivered by such Member and is enforceable against such Member in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.9. Conversion of Series B LLC Interests.

(a) Each Series B LLC Unit automatically shall convert (“Convert”) into one Series A LLC Unit as follows:

(i) In the case of a Series B LLC Unit which is issued and outstanding as of the Effective Time, such Series B LLC Unit shall convert into one (1) Series A LLC Unit on the date which is five (5) years from the Effective Time;

(ii) In the case of a Series B LLC Unit which is sold and transferred to a Non-Manager Member pursuant to the provisions of Section 6.1 hereof, or which is sold and transferred to such Non-Manager Member pursuant to provisions of Section 5.5 hereof, such Series B LLC Unit shall convert into one (1) Series A LLC Unit on the date which is five (5) years from the date of such sale and transfer; and

(iii) In the case of a Series B LLC Unit which is purchased by the Manager Member (or its assignee) (whether pursuant to the provisions of Section 3.10 or otherwise), such Series B LLC Unit shall convert into one (1) Series A LLC Unit immediately following the consummation of such purchase by the Manager Member (or its assignee).

(b) In addition to the foregoing, each Series B LLC Unit which is held by a Non-Manager Member who (i) dies (or whose related Employee Stockholder dies, in the case of a Non-Manager Member which is not itself an Employee Stockholder), (ii) has his or her (or whose related Employee Stockholder has his or her, in the case of a Non-Manager Member which is not itself an Employee Stockholder) employment with the LLC terminate as a result of Permanent Incapacity, or (iii) is removed as a Member of the LLC pursuant to a Removal Upon the Instruction of the Management Committee, shall automatically immediately convert into one (1) Series A LLC Unit as of immediately prior to such event. In addition to the foregoing, each Series B LLC Unit which is held by a Non-Manager Member who is an Initial Member shall automatically immediately convert into one (1) Series A LLC Unit as of immediately following a delivery by the Manager Member of a written notice expressly exercising its rights pursuant to Section 3.2(b)(v) of this Agreement.

(c) In connection with any sale and transfer by the Manager Member (or any of its Affiliates) of Series A LLC Units to any Person, the Manager Member may determine in its sole discretion to convert such Series A LLC Units into an equal number of Series B LLC Units effective as of immediately prior to such sale and transfer.

ARTICLE VI

TRANSFER OF LLC INTERESTS BY THE
MANAGER MEMBER; REDEMPTION, REMOVAL
AND WITHDRAWAL

Section 6.1. Transferability of Interest.

(a) Except as set forth in this Section 6.1, without the prior written approval of the Management Committee, (i) none of the Manager Member’s interest in the LLC (including, without limitation, any interest which has been Transferred to the Manager Member) may be Transferred and (ii) the LLC may not undergo any merger, consolidation, sale of all or substantially all of its assets or similar transaction (any of which transactions described in this clause (ii) shall also require the prior written consent of the Manager Member); provided, however, (W) it is understood and agreed that, in connection with the operation of the business of the Manager Member (including, without limitation, the financing of its interest herein and direct or indirect interests in additional investment management companies), the Manager Member’s interest in the LLC may be pledged and encumbered and lien holders of the Manager Member’s interest shall have and be able to exercise the rights of secured creditors with respect to such interest, (X) the Manager Member may Transfer some (but not a majority) of its LLC Interests to a Person who is not a Member but who is an Officer or employee of the LLC (or any Controlled Affiliate thereof) or who becomes an Officer or employee of the LLC (or any Controlled Affiliate thereof) or a Person majority owned by any such Person, (Y) the Manager Member may Transfer some (but not a majority) of its LLC Interests to existing Non-Manager Members, and (Z) the Manager Member may Transfer all or any portion of its LLC Interests to an Affiliate of the Manager Member (and any such Affiliate shall thereafter be bound by the provisions of this Agreement). Notwithstanding anything else set forth herein, the Manager Member may, with the approval of the Management Committee, Transfer all its interests in the LLC in a single transaction or a series of related transactions, and, in any such case, each of the Non-Manager Members shall be required to Transfer, in the same transaction or transactions, all their interests in the LLC, provided that the price to be received by all the Members shall be allocated among the Members in the same manner as the purchase price would have been distributed pursuant to Section 4.4 following a sale of all or a substantial portion of the assets of the LLC and its Controlled Affiliates (with any net gain or loss from such transaction first having been allocated among the Members in accordance with Section 4.2(e) or 4.2(f), as applicable).

(b) In the case of a Transfer upon foreclosure pursuant to proviso (W) of Section 6.1(a), each transferee shall sign a counterpart signature page to this Agreement agreeing thereby to become either a Non-Manager Member or the Manager Member (provided, however, that once one such other transferee elects to become the Manager Member, no transferee (other than a subsequent transferee of such new Manager Member) may elect to be a Manager Member hereunder. If the transferees pursuant to proviso (W) of Section 6.1(a) receive all of the Manager Member’s LLC Interests and none of such transferees elects to become the Manager Member, then the Manager Member shall be deemed to have withdrawn from the LLC. If, however, one of the transferees elects to become the Manager Member and executes a counterpart signature page to this Agreement agreeing thereby to become the Manager Member, then notwithstanding any other provision hereof to the contrary, the old Manager Member shall thereupon be permitted to withdraw from the LLC as Manager Member.

(c) In the case of a Transfer pursuant to proviso (Z) of Section 6.1(a), the old Manager Member shall be deemed to have withdrawn and its transferee shall be deemed to have become the new Manager Member hereunder.

Section 6.2. Resignation, Redemption, and Withdrawal. To the fullest extent permitted by law, except as set forth in Section 6.1, without the approval of the Management Committee, the Manager Member shall not have the right to resign or withdraw from the LLC as Manager Member. With the approval of the Management Committee, the Manager Member may resign or withdraw as Manager Member upon prior written notice to the LLC. Without a prior Majority Vote, the Manager Member shall have no right to have all or any portion of its interest in the LLC redeemed. Any resigned, withdrawn or removed Manager Member shall retain its interest in the capital of the LLC and its other economic rights under this Agreement as a Non-Manager Member having the number of LLC Units held by the Manager Member prior to its resignation, withdrawal or removal. If a Manager Member who has resigned, withdrawn or been removed no longer has any economic interest in the LLC, then upon such resignation, withdrawal or removal such Person shall cease to be a Member of the LLC.

ARTICLE VII

DISSOLUTION AND TERMINATION

Section 7.1. No Dissolution. The LLC shall not be dissolved by any admission of Additional Non-Manager Members, substitute Non-Manager Members or substitute Manager Members, or by the withdrawal, resignation or removal of any Member from the LLC.

Section 7.2. Events of Dissolution. The LLC shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) any date approved by the Management Committee and by the written consent of the Manager Member (in its sole discretion); or

(b) at any time there are no Members of the LLC, unless the LLC is continued in accordance with the Act; or

(c) upon the entry of a decree of judicial dissolution under §  18-802 of the Act.

Section 7.3. Notice of Dissolution. Upon the dissolution of the LLC, the Manager Member shall promptly notify the other Members of such dissolution.

Section 7.4. Liquidation. Upon the dissolution of the LLC, the Manager Member, or if there is none, a Person or Persons approved by the holders of more than fifty percent (50%) of the LLC Units then outstanding (including those held by the Person that was the Manager Member) shall carry out the winding up of the LLC (in such capacity, the “Liquidating Trustee”), and shall immediately commence to wind up the LLC’s affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the LLC and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The Members shall continue to share in allocations and distributions during liquidation in the same proportions, as specified in Article IV hereof, as before liquidation. The proceeds of liquidation shall be distributed as set forth in Section 4.4 hereof.

Section 7.5. Termination. The LLC shall terminate when all of the assets of the LLC, after payment of or due provision for all debts, liabilities and obligations of the LLC, shall have been distributed to the Members in the manner provided for in Section 4.4 and the Certificate shall have been canceled in the manner required by the Act.

Section 7.6. Claims of the Members. The Members and former Members shall look solely to the LLC’s assets for the return of their Capital Contributions and Capital Accounts, and if the assets of the LLC remaining after payment of or due provision for all debts, liabilities and obligations of the LLC are insufficient to return such Capital Contributions or Capital Accounts, the Members and former Members shall have no recourse against the LLC or any other Member (including, without limitation, the Manager Member).

ARTICLE VIII

RECORDS AND REPORTS

Section 8.1. Books and Records. The Management Committee shall (and each of the Non-Manager Members and Employee Stockholders shall use its reasonable best efforts to) cause the LLC to keep complete and accurate books of account with respect to the operations of the LLC, prepared in accordance with GAAP (using the accrual method of accounting, consistently applied). Such books shall reflect that the interests in the LLC have not been registered under the Securities Act, and that the interests may not be sold or transferred without registration under the Securities Act or exemption therefrom and without compliance with Article V or Article VI of this Agreement. Such books shall be maintained at the principal office of the LLC in Chicago, Illinois or at such other place as the Manager Member shall determine.

Section 8.2. Accounting. The LLC’s books of account shall be kept on the accrual method of accounting, or on such other method of accounting as the Manager Member may from time to time determine with the advice of the Independent Public Accountants, and shall be closed and balanced at the end of each LLC fiscal year and shall be maintained for each fiscal year in a manner consistent with GAAP and with the principles and/or policies of the Manager Member applied consistently with respect to its Controlled Affiliates. The taxable year of the LLC shall be the twelve months ending December 31, or such other taxable year as the Manager Member may designate with the advice of the Independent Public Accountants.

Section 8.3. Financial and Compliance Reports. The Management Committee shall (and each of the Non-Manager Members and Employee Stockholders shall use its reasonable best efforts to) cause the LLC to furnish to the Manager Member each of the following:

(a) Within ten (10) days after the end of each month and each fiscal quarter, information regarding the consolidated assets under management of the LLC and any Controlled Affiliates thereof (including the components of any changes from the information provided with respect to the prior period, information regarding net client cash flows and information regarding market appreciation and depreciation in client portfolios), and an unaudited financial report of the LLC (consolidated with any Controlled Affiliates thereof) prepared in accordance with GAAP using the accrual method of accounting consistently applied (except that the financial report may (i) be subject to normal year-end audit adjustments which are neither individually nor in the aggregate material and (ii) not contain all notes thereto which may be required in accordance with GAAP to be included in audited financial statements), which unaudited financial report shall have been certified by the most senior financial officer of the LLC to have been so prepared and shall include the following:

(i) statements of operations, changes in members’ capital and cash flows for such month or quarter, together with a cumulative income statement from the first day of the then-current fiscal year to the last day of such month or quarter;

(ii) a balance sheet as of the last day of such month or quarter; and

(iii) with respect to the quarterly financial report, a detailed computation of the Owners’ Allocation for such quarter.

(b) Within thirty (30) days after the end of each fiscal year of the LLC, audited financial statements of the LLC (consolidated with any Controlled Affiliates thereof), which shall include statements of operations, changes in members’ capital and cash flows for such year and a balance sheet as of the last day thereof, each prepared in accordance with GAAP, using the accrual method of accounting, consistently applied, certified by the Independent Public Accountants.

(c) If requested by the Manager Member, within twenty-five (25) days after the end of each calendar quarter, the LLC’s (and any Controlled Affiliates’ thereof) operating budget for each of the next four (4) fiscal quarters, in such form and containing such estimates as may be requested by the Manager Member from time to time, certified by the most senior financial officer of the LLC.

(d) If requested by the Manager Member, copies of all financial statements, reports, notices, press releases and other documents released to the public during such period.

(e) As promptly as is reasonably possible following request by the Manager Member from time to time, such other financial, operations, performance or other information or data as may be requested.

Section 8.4. Meetings.

(a) The Management Committee and the Officers shall hold such regular meetings at the LLC’s principal place of business with representatives of the Manager Member as may be reasonably requested by the Manager Member from time to time. These meetings shall be attended (either in person or by telephone) by such members of the Management Committee, Officers and other employees of the LLC as may be requested by the Manager Member or any of the members of the Management Committee.

(b) At each meeting described in Section 8.4(a), the Officers and other employees of the LLC shall discuss such matters regarding the LLC and its performance, operations and/or budgets as may be reasonably requested by the Manager Member, and each of the attendees (whether in person or by telephone) at such meeting shall have the right to submit proposals and suggestions regarding the LLC, and the attendees at the meeting shall, in good faith, discuss and consider such proposals and suggestions.

Section 8.5. Tax Matters.

(a) The Manager Member shall cause to be prepared and filed on or before the due date (or any extension thereof) federal, state, local and foreign tax or information returns required to be filed by the LLC (or any Controlled Affiliate thereof). The Manager Member, to the extent that funds are available at the LLC (or at any Controlled Affiliates thereof), shall cause the LLC (or such Controlled Affiliate thereof) to pay any taxes payable by the LLC (or such Controlled Affiliate) (it being understood that the expenses of preparation and filing of such tax returns, and the amounts of such taxes, are to be treated as operating expenses of the LLC to be paid from the Operating Allocation), provided that the Manager Member shall not be required to cause the LLC (or any Controlled Affiliate thereof) to pay any tax so long as the LLC (or such Controlled Affiliate thereof) is in good faith and by appropriate legal proceedings contesting the validity, applicability or amount thereof and such contest does not materially endanger any right or interest of the LLC (or such Controlled Affiliate) and adequate reserves therefor have been set aside by the LLC (or such Controlled Affiliate). Neither the LLC nor any Employee Stockholder or Non-Manager Member shall do anything or take any action which would be inconsistent with the foregoing or with the Manager Member’s actions as authorized by the foregoing provisions of this Section 8.5(a).

(b) The Manager Member shall be the tax matters partner for the LLC pursuant to Sections 6221 through 6233 of the Code.

(c) The Manager Member shall, in its sole discretion, make or cause to be made by the LLC (and any Controlled Affiliates thereof) any and all elections for federal, state, local and foreign tax matters, including any election to adjust the basis of the LLC’s (or a Controlled Affiliate’s) property pursuant to Sections 734(b), 743(b) and 754 of the Code or comparable provisions of state, local or foreign law.

ARTICLE IX

LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 9.1. Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the LLC (or of any Controlled Affiliate thereof), whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC (or such Controlled Affiliate), and no Covered Person shall be obligated personally for any such debt, obligation or liability of the LLC (or any Controlled Affiliate thereof) solely by reason of being a Covered Person.

Section 9.2. Exculpation.

(a) No Covered Person shall be liable to the LLC, any Controlled Affiliate thereof or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the LLC or any Controlled Affiliate thereof and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of any action or inaction of such Covered Person which constituted fraud, gross negligence, willful misconduct or a breach of this Agreement or the Purchase Agreement.

(b) A Covered Person shall be fully protected in relying in good faith upon the records of the LLC (or of any Controlled Affiliate thereof) and upon such information, opinions, reports or statements presented to the Covered Person by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the LLC (or any Controlled Affiliate thereof).

Section 9.3. Fiduciary Duty.

(a) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the LLC, any Controlled Affiliate thereof or any Member, a Covered Person acting under this Agreement shall not be liable to the LLC, any Controlled Affiliate thereof or any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(b) Unless otherwise expressly provided herein, whenever a conflict of interest exists or arises between the Manager Member and any other Member or the LLC (or any Controlled Affiliate thereof) (other than in the case of any action permitted to be taken by the Manager Member in its “discretion” or “sole discretion”, with respect to which this sentence shall not be applicable)), the Manager Member shall resolve such conflict of interest considering the relative interests of each party (including its own interest) to such conflict and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. A resolution reached by the Manager Member of a conflict of interest described in the preceding sentence shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Manager Member at law or in equity or otherwise unless the Managing Member did not act in good faith.

(c) Whenever in this Agreement the Manager Member is permitted or required to make a decision (i) in its “discretion” or “sole discretion” or under a grant of similar authority or latitude, the Manager Member shall be entitled to consider such interests and factors as it desires, including its own interests, and to reach any decision it may select regardless of the reasons therefor, or (ii) in its “good faith” or under another express standard, the Manager Member shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

(d) Wherever in this Agreement a factual determination is called for and the applicable provision of this Agreement does not indicate what party or parties are to make the applicable factual determination, and/or the applicable standard to be used in making the factual determination, such determination shall be made by the Manager Member in the exercise of reasonable discretion.

Section 9.4. Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the LLC for any loss, damage or claim (including any amounts paid in settlement of any such claims) including expenses, fines, penalties and counsel fees and expenses incurred by such Covered Person (“Losses”) by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the LLC (or any Controlled Affiliate thereof) and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any Losses incurred by such Covered Person by reason of any action or inaction of such Covered Person which constituted fraud, gross negligence, willful misconduct or a breach of this Agreement or the Purchase Agreement; provided, however, that any indemnity under this Section 9.4 shall be provided out of and to the extent of LLC assets only, and no Member or Covered Person shall have any personal liability to provide indemnity on account thereof.

Section 9.5. Notice; Opportunity to Defend and Expenses.

(a) Promptly after receipt by any Covered Person from any third party of notice of any demand, claim or circumstance that, immediately or with the lapse of time, would reasonably be expected to give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that could reasonably be expected to result in any Losses with respect to which the Covered Person might be entitled to indemnification from the LLC under Section 9.4, the Covered Person shall give written notice thereof (the “Claims Notice”) to the Management Committee and the Manager Member; provided, however, that a failure to give such notice shall not prejudice the Covered Person’s right to indemnification hereunder except to the extent that the LLC, a Controlled Affiliate thereof or the Manager Member is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in such reasonable detail as is practicable under the circumstances, and shall, to the extent practicable under the circumstances, indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Covered Person.

(b) The LLC may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that if the named parties to any action or proceeding include (or could reasonably be expected to include) both the LLC (or a Controlled Affiliate thereof) and a Covered Person, or more than one Covered Persons, and the LLC is advised by counsel that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Covered Person may engage separate counsel at the expense of the LLC. If the LLC elects to compromise or defend such Asserted Liability, it shall within twenty (20) business days (or sooner, if the nature of the Asserted Liability so requires) notify the Covered Person of its intent to do so, and the Covered Person shall cooperate, at the expense of the LLC, in the compromise of, or defense against, such Asserted Liability. If the LLC elects not to compromise or defend the Asserted Liability, fails to notify the Covered Person of its election as herein provided, contests its obligation to provide indemnification under this Agreement, or fails to make or ceases making a good faith and diligent defense, the Covered Person may pay, compromise or defend such Asserted Liability all at the expense of the Covered Person (in accordance with the provisions of Section 9.5(c) below). Except as set forth in the preceding sentence, neither the LLC nor the Covered Person may settle or compromise any claim over the objection of the LLC or the Manager Member; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the LLC and the Covered Person may participate at their own expense, in the defense of such Asserted Liability. The Covered Person shall in any event make available to the LLC any books, records or other documents within its control that are necessary or appropriate for such defense, all at the expense of the LLC.

(c) If the LLC elects not to compromise or defend an Asserted Liability, or fails to notify the Covered Person of its election as above provided, then, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any Asserted Liability, shall, from time to time, be advanced by the LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the LLC of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 9.4 hereof. The LLC may, if the Manager Member deems it appropriate, require any Covered Person for whom expenses are advanced to deliver adequate security to the LLC for his or her obligation to repay such indemnification.

Section 9.6. Miscellaneous.

(a) The right of indemnification hereby provided shall not be exclusive of, and shall not affect, any other rights to which a Covered Person may be entitled at law, under other agreements or otherwise. Nothing contained in this Article X shall limit any lawful rights to indemnification existing independently of this Article X.

(b) The indemnification rights provided by this Article X shall also inure to the benefit of the heirs, executors, administrators, successors and assigns of a Covered Person and any officers, directors, members, partners, shareholders, employees and Affiliates of such Covered Person (and any former officer, director, member, partner, shareholder or employee of such Covered Person, if the Loss was incurred while such Person was an officer, director, member, partner, shareholder or employee of such Covered Person). The Manager Member (or the Management Committee with the consent of the Manager Member, such consent not to be unreasonably withheld) may extend the indemnification called for by Section 9.4 to non-employee agents of the LLC (or any Controlled Affiliate thereof), the Manager Member or its Affiliates.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. All notices, requests, elections, consents or demands permitted or required to be made under this Agreement (“Notices”) shall be in writing, signed by the Person or Persons giving such notice, request, election, consent or demand and shall be delivered personally or by confirmed facsimile, or sent by registered, certified mail or commercial courier to the Members at their addresses set forth on the signature pages hereof or on Schedule A hereto, or to the LLC as described in the next sentence (as applicable), or at such other addresses as may be supplied by written notice given in conformity with the terms of this Section 10.1. All Notices to the LLC shall be made to the Manager Member at the address set forth on the signature pages hereof or on Schedule A hereto, with a copy (which shall not constitute notice) to the Management Committee at the principal offices of the LLC. The date of any such personal or facsimile delivery, or the date of delivery by an overnight courier, or the date five (5) days after the date of mailing by registered or certified mail, as applicable, shall be the date of such notice having been delivered hereunder.

Section 10.2. Successors and Assigns. Subject to the restrictions on Transfer set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Members, their respective successors, successors-in-title, heirs and assigns, and each and every successors-in-interest to any Member, whether such successor acquires such interest by way of gift, purchase, foreclosure or by any other method, and each shall hold such interest subject to all of the terms and provisions of this Agreement.

Section 10.3. Amendments. No amendments may be made to this Agreement without (i) the prior written consent of the Manager Member and (ii) the approval of the Management Committee; provided, however, that, without the vote, consent or approval of any other Member, the Manager Member shall make such amendments and additions to Schedule A hereto as are required by the provisions hereof; and, provided further, that, without the vote, consent or approval of any other Member, the Manager Member may amend this Agreement to cure any ambiguity, correct or supplement any provision hereof which is incomplete or inconsistent with any other provision hereof, or correct any printing, stenographic or clerical errors or omissions. If the Manager Member shall make any amendments or additions to Schedule A hereto or to this Agreement without the vote, consent or approval of any other Member (as provided for in the preceding sentence), it shall notify the Management Committee of such change and provide the Management Committee with a copy thereof.

Section 10.4. No Partition. No Member, nor any successor-in-interest to any Member, shall have the right while this Agreement remains in effect to have the property of the LLC partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the LLC partitioned, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right. It is the intent of the Members that during the term of this Agreement, the rights of the Members and the Employee Stockholders, and their respective successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Member or successors-in-interest to assign, Transfer, sell or otherwise dispose of his interest in the LLC shall be subject to the limitations and restrictions of this Agreement.

Section 10.5. No Waiver; Cumulative Remedies. The failure of any Member to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

Section 10.6. Dispute Resolution. All disputes arising in connection with this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in the Borough of Manhattan in the City of New York before a single arbitrator selected in accordance with Section 11 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial business experience in the investment advisory industry, and shall otherwise be conducted in accordance with the American Arbitration Association Commercial Arbitration Rules. The parties covenant that they will participate in the arbitration in good faith and that they will share equally its costs except as otherwise provided herein. The provisions of this Section 10.6 shall be enforceable in any court of competent jurisdiction, and the parties shall bear their own costs in the event of any proceeding to enforce this Agreement except as otherwise provided herein. The arbitrator shall assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party or parties and any expenses incurred in connection with compelling arbitration) in favor of the prevailing party or parties against the other party or parties to such proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorney’s fees, incurred by the other party in enforcing the award.

Section 10.7. Prior Agreements Superseded. This Agreement, together with the schedules and exhibits hereto, supersedes the prior understandings and agreements among the parties with respect to the subject matter hereof and thereof.

Section 10.8. Captions. Titles or captions of Articles or Sections contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Section 10.9. Counterparts. This Agreement may be executed in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the Members notwithstanding that all Members have not signed the same counterpart.

Section 10.10. Applicable Law; Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware, without applying the choice of law or conflicts of law provisions thereof. Each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts sitting in the Borough of Manhattan in the City of New York for any claim, suit or proceeding arising under this Agreement to enforce any arbitration award or obtain equitable relief and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court (subject to the provisions of Section 10.6 hereof). To the extent permitted by law, each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 10.1 hereof. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions.

Section 10.11. Interpretation. All terms herein using the singular shall include the plural; all terms using the plural shall include the singular; in each case, the term shall be as appropriate to the context of each sentence. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine and neuter, whichever shall be applicable. Any reference to the Code, the Act or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned. The parties intend that this Agreement and the provisions contained herein shall not be construed or interpreted for or against any party hereto because that party drafted or caused that party’s legal representative to draft any of its provisions.

Section 10.12. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 10.13. Creditors. None of the provisions of this Agreement shall be for the benefit of or, to the extent permitted by law, enforceable by any creditor of (i) any Member, (ii) any Employee Stockholder or (iii) the LLC, other than a Member who is also a creditor of the LLC.

Section 10.14. References to This Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. References to paragraphs refer to paragraphs in the same Section unless otherwise expressly stated. References to clauses refer to clauses in the same paragraph unless otherwise expressly stated.

Section 10.15. Exhibits, Schedules and Annexes. All Exhibits, Schedules and Annexes attached to this Agreement are incorporated and shall be treated as if set forth herein. Only the Manager Member and the members of the Management Committee shall have the right to review Schedule A hereto, and each of the Non-Manager Members and Employee Stockholders (in his or her capacity as a Non-Manager Member or Employee Stockholder, as applicable) expressly waives his or her rights under the Act (including without limitation under Section 18-315 thereof) to review Schedule A hereto (and acknowledges and agrees that such waiver is reasonable in light of the interests of the LLC and its Members). Each Non-Manager Member shall have the right to receive a copy of this Agreement and the Exhibits, Schedules and Annexes attached hereto, provided that Schedule A will be redacted as to names, LLC Units, Capital Contributions, and other financial information of the other Members, and such Non-Manager Member shall have the right to review only that information regarding such Non-Manager Member’s own LLC Units, Capital Contribution, as well as the total number of outstanding LLC Units and the total amount of capital contributed by the Members in the aggregate. Notwithstanding the foregoing, the Management Committee may in its sole discretion furnish to any one or more Non-Manager Members (and to the exclusion of any one or more other Non-Manager Members) such additional information relating to Schedule A as the Management Committee (in its sole discretion) determines from time to time.

Section 10.16. Additional Documents and Acts. Each Non-Manager Member and Employee Stockholder agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably requested by the Manager Member to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the actions contemplated hereby.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the Initial Non-Manager Members and the Manager Member have executed and delivered this Amended and Restated Limited Liability Company Agreement as of the day and year first above written.

MANAGER MEMBER: HIGHBURY FINANCIAL INC By: /s/ Richard S. Foote Name: Richard S. Foote Title: President and Chief Executive Offer Address 999 Eighteenth Street, Suite 3000 Denver, Colorado 80202

NON-MANAGER MEMBERS:

/s/ Stuart Bilton
Stuart Bilton

/s/ Kenneth C. Anderson
Kenneth C. Anderson

/s/ Gerald Dillenburg
Gerald Dillenburg

/s/ Christine R. Dragon
Christine R. Dragon

/s/ Joseph Hays
Joseph Hays

/s/ Betsy Heaberg
Betsy Heaberg

/s/ David Robinow
David Robinow

/s/ John Rouse
John Rouse